August 3, 2005 Mr. Daniel Kunz, President US Geothermal, Inc. 1509 Tyrell Lane, Suite B Boise, Idaho 83706 Facsimile: 208-424-1030

Re: Binding Letter of Intent for Bridge Financing and EPC Agreement

Dear Daniel:

The purpose of this letter (this "Letter") is to set forth certain binding understandings and agreements between Ormat Nevada, Inc., a Delaware corporation ("Ormat"), and US Geothermal, Inc., an Idaho corporation ("US Geothermal") with respect to Ormat's providing interim financing and construction services and supply of equipment for US Geothermal in connection with US Geothermal's proposed geothermal power generation project to be located in the Raft River Geothermal Resource Area in Idaho (the "Project") on the terms set forth below.

A. EPC Agreement

1.     Ormat and US Geothermal shall promptly commence negotiations regarding a written Engineering, Procurement and Construction Agreement with customary representations, warranties and covenants for transactions of this nature (the "EPC Agreement"). The initial draft of the EPC Agreement shall be prepared by Ormat's counsel, in substantially the form attached as Exhibit A. The EPC Agreement shall be executed on or before the Expiration Date (as defined below), and it shall provide for Ormat to provide the engineering and turnkey supply and construction of the phase one 13 MW power plant (excluding the substation, geothermal production and re-injection wells, the gathering system and other portions of the Project outside of the power plant island) (the "Power Plant") with the intention of placing it in service by the end of 2006, for a lump sum price (excluding sales, excise, transfer, and similar taxes, which shall be the responsibility of US Geothermal) of $20,125,000, as the same may be adjusted per the terms and conditions of the EPC Agreement (the "Lump Sum Price"). The EPC Agreement will provide that Ormat will procure and furnish equipment and services of the type described in that certain Proposal No. USG 101 dated June 1, 2005 that was submitted by Ormat to US Geothermal with regard to the supply of equipment and certain technical services for the Project as such proposal is modified by the discussions of the parties between July 20 and July 22, 2005. At Ormat's option and in substitution for the single EPC Agreement, the on-site construction work and the engineering and equipment supply work

ORMAT NEVADA INC.
980 Greg Street • Sparks, NV 89431-6039 • Telephone : (775) 356-9029 • Facsimile : (775) 356- 9039

for the Power Plant will be separated into a separate construction contract between US Geothermal and Ormat and a separate engineering services and equipment supply contract between US Geothermal and an affiliate of Ormat. In addition to the EPC Agreement, the parties will enter into negotiations of an agreement (the "Add-On Agreement") expanding the scope of Contractor’s services with respect to the Project beyond that specified in the EPC Agreement, including to some or all of the substation, the gathering system and other portions of the Project outside of the Power Plant. The Add-On Agreement shall contain terms and conditions that are mutually satisfactory to the parties. The parties shall be under no obligation to complete or execute the Add-On Agreement and the failure to do so for any reason shall not impact the remaining obligations of the parties under this Letter.

2.     Ormat is hereby granted the exclusive right to provide the engineering, procurement, equipment supply and construction services for the Power Plant in consideration for its agreement for providing the Bridge Loan (as defined below) or other interim financing to US Geothermal provided, however, that this exclusive right shall terminate if the Loan Documents (as defined in Exhibit B) are not executed on or before the Expiration Date (as defined below) due to Ormat's failure to approve the results of its due diligence pursuant to Section 5(c) of Exhibit B. Except for the engineering, procurement and construction of the Power Plant as expressly provided in the EPC Agreement, and subject to the Add-On Agreement, if executed, US Geothermal will be fully responsible for all other aspects of the Project, including, without limitation, field development, permitting and the engineering, procurement and construction of the substation, geothermal production and re-injection wells, and the gathering system, as necessary to assure commercial operation as required under the terms of any construction financing, the power purchase, and other agreements.

3.     Among the conditions to Ormat's obligation to enter into the EPC Agreement are the following:

a. there has been no material adverse change in US Geothermal's business, financial condition, prospects, assets or operations; and

b. there is no pending or threatened litigation regarding the Project or the transactions contemplated by this Letter.

4.     If the Bridge Loan (as defined below) remains outstanding on December 31, 2005, Ormat may, in its sole discretion, require one or more extensions of its obligations under the EPC Agreement until such time as the Bridge Loan is repaid. Further, Ormat shall have the right to terminate the EPC Agreement if the following conditions are not satisfied on or before March 31, 2006:

a. the Bridge Loan (as defined below) has been repaid in full; and

b. US Geothermal has provided to Ormat assurances, in form and substance satisfactory to Ormat, of US Geothermal's ability to make the payments to Ormat payable under the EPC Agreement.

B.     Bridge Financing

Ormat or one of its affiliates ("Lender") will provide US Geothermal with bridge financing in an amount up to $15,000,000 in accordance with the terms and conditions set forth on Exhibit B (the "Bridge Loan") for use by US Geothermal solely in connection with the development of the Project. Lender and US Geothermal shall promptly begin negotiation of the Loan Documents in good faith and use reasonable efforts to enter into written Loan Documents on or before the Expiration Date.

C.     Project Special Purpose Entity

1.     Immediately following the execution of this Letter and prior to any advances under the Bridge Loan, US Geothermal will transfer good and marketable title to all of its assets associated with the Project, including without limitation all Project site leases, geothermal resource leases, the power purchase agreement, the transmission agreement, permits and any other assets necessary to develop the Project (collectively, the "Assets"), free and clear of any liens or encumbrances into a newly-formed special purpose entity wholly-owned by US Geothermal (the "Project SPE").

2.     Upon the transfer of the Assets to the Project SPE and during the time that any portion of the Bridge Loan is outstanding, US Geothermal will comply and cause the Project SPE to comply with the following covenants:

a. The Project SPE will conduct no business other than in relation to the Project, and it will continue to hold all of the right, title and interest in the Assets.

b.     Except for the Project financing to become effective upon (and not before) repayment of the Bridge Loan, the Project SPE will incur no debt and liabilities other than the Bridge Loan, trade accounts payable for the engineering and construction of the Project incurred in the ordinary course of business, and customary obligations connected with the Assets.

c. The Project SPE will not grant or permit any liens or encumbrances, other than Ormat's pledge and security interest under the Loan Documents, on the Assets and Project SPE's equity interests.

3.     As soon as practicable after the transfer of the Assets to the Project SPE but prior to the first advance under the Bridge Loan, subject to Exhibit B, US Geothermal will cause the Project SPE to grant to Lender, as security for the Bridge Loan, a pledge of the equity interests of the Project SPE and a first priority security interest in the Assets, with third-party consents to assignment, if required. Lender will release the foregoing security interests and US Geothermal's pledge of the Project SPE equity interests upon its receipt of payment in full of the Bridge Loan, including accrued unpaid interest.

D.     Nonrefundable Advance Payment

As an incentive for Ormat to incur the expenses associated with the due diligence and other aspects of the loan transaction, US Geothermal shall pay Ormat $300,000 simultaneously with the execution of this Letter (the "First Advance Payment") and $200,000 (the "Second Advance Payment") simultaneously with the execution of the Loan Documents. If upon the Expiration Date (as defined below) the EPC Agreement has not been executed for any reason, then Ormat shall pay to US Geothermal the positive difference, if any, between the First Advance Payment and the out-of-pocket costs and expenses (including, without limitation, attorneys fees, consultant fees and travel related expenses) incurred by Ormat in connection with its negotiations with US Geothermal and others relating to the Project, the preparation and negotiation of the EPC Agreement and the Loan Documents or Ormat's due diligence investigation of US Geothermal and the Project (such difference, if any, the "First Advance Payment Excess"). If there is any First Advance Payment Excess at the time the parties enter into the EPC Agreement, such First Advance Payment Excess shall be credited towards the Lump Sum Price. US Geothermal shall not be obligated to pay the Second Advance Payment prior to the closing of the Bridge Loan, at which point the Second Advance Payment shall be credited towards the Lump Sum Price.

E.     Access

US Geothermal shall provide Ormat and Lender with complete and immediate access to any facilities, books and records that US Geothermal owns or that are otherwise related to the Project, and US Geothermal shall cause its employees, attorneys, accountants, consultants, and other agents and representatives (collectively, "Representatives") to cooperate fully with Ormat and Lender and their Representatives in connection with Ormat's and Lender's due diligence investigation of US Geothermal and the assets, contracts, liabilities, operations, and records of US Geothermal that relate to the Project. US Geothermal will arrange for all relevant materials necessary for Ormat and Lender to perform their due diligence to be organized and delivered to Ormat and Lender by Monday July 25, 2005.

F.     Exclusive Dealings

Prior to the Expiration Date of this Letter, US Geothermal, on behalf of itself and its officers, shareholders, directors, agents, employees, and contractors (collectively, "affiliates"), agrees to negotiate exclusively with Ormat regarding the engineering, procurement, equipment supply, and construction of the Power Plant and the terms of the EPC Agreement. US Geothermal will keep Ormat reasonably informed about any subcontractor or other third party contact with US Geothermal regarding services with respect to the Project.

G.     Disclosure

Except as required by law or the rules of any relevant securities exchange or by the request of any government agency, Ormat and US Geothermal shall cooperate with respect to the format, manner and content of any public announcement relating to the transactions contemplated by this Letter, and will further cooperate to issue an initial press release regarding the transaction following the execution of this Letter which shall be a joint press release.

H. Costs

Each of US Geothermal (including Project SPE) and Ormat (including Lender) shall be responsible for and bear all its own costs and expenses (including any broker's or finder's fees) incurred in connection with the proposed transaction.

I.     Consents

Ormat and US Geothermal shall cooperate with each other and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals from lenders, landlords and other third parties, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the agreements and related documents contemplated by this Letter.

J.     Entire Agreement; Amendment

This Letter constitutes the entire agreement between the parties and supersedes all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, this Letter may be amended or modified only by a writing executed by all of the parties.

K.     Governing Law; Jurisdiction; Venue

This Letter shall in all respects be governed by and construed under the laws of the State of New York, without regard to the principles of conflict of laws.

L.     Notice

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the addresses set forth in this letter (or at such other address for a party as shall be specified by like notice), with notice to be deemed effective when personally delivered, three business days after mailing or one business day after transmittal by facsimile. Notice to Ormat shall be accompanied by a copy to Bruce Dick, Esq., Perkins Coie LLP, 10885 N.E. 4th Street, Suite 700, Bellevue, Washington, 98004-5579, facsimile: 425-635-2400. Notice to US Geothermal Inc. shall be accompanied by a copy to John Pierce, Esq., Stoel Rives LLP, 600 University Street, Suite 3600, Seattle, Washington 98101, facsimile: 206-386-7500.

M.     Termination

The expiration date (the "Expiration Date") of this Letter shall be August 10, 2005; provided however, that Ormat may in its sole discretion, by written notice to US Geothermal on or before August 10, 2005, extend the Expiration Date up to August 31, 2005. The Expiration Date may also be extended by the mutual agreement of the parties. This Letter will terminate on the earlier of (a) the Expiration Date, or (b) the mutual written consent of Ormat and US Geothermal. Unless otherwise agreed, any such termination shall not affect the liability of a party for breach of this Letter prior to such termination.

N.     Binding Letter of Intent

In recognition of the significant costs to be borne by Ormat and US Geothermal in pursuing the transactions contemplated in this Letter and further, in consideration of their mutual undertakings as to the matters described herein, upon execution by US Geothermal of this Letter or counterparts thereof, this Letter will constitute the legally binding and enforceable agreement of Ormat and US Geothermal.

O.     Option on Phase Two

In the event that US Geothermal elects to pursue up to two additional 12 MW Power Plants in its phase two expansion of the Project, it shall have the option to acquire from Ormat, and Ormat shall have the option to provide to US Geothermal, the services provided by Ormat under the EPC Agreement with respect to such Power Plant or Power Plants for a lump-sum payment equal to the Lump-Sum Price. In the event that US Geothermal elects to pursue up a single 24 MW Power Plant in its phase two expansion of the Project in lieu of the two 12 MW Power Plants described in the previous sentence, US Geothermal shall have the option to acquire from Ormat and Ormat shall have the option to provide to US Geothermal the services provided by Ormat under the EPC Agreement with respect to such Power Plant for a lump-sum payment equal to (a) two times the Lump-Sum Price minus (b) a reasonable discount, determined by Ormat in its sole discretion, that reflects the economies of scale in performing EPC Agreement services for one 24 MW Power Plant instead of two 12 MW Power Plants. The services provided by Ormat with respect to the EPC Agreements described in this Section O shall be on similar terms and conditions as set forth in the EPC Agreement (excluding any Bridge Financing). Notwithstanding the foregoing, the amounts to be paid Ormat under this Section O shall be adjusted to reflect changes in applicable materials and labor prices, and the timing of Ormat's performance shall be determined when the definitive agreements are executed based on Ormat's then-existing commitments. The option provided to each of US Geothermal and Ormat under this Section O shall expire if US Geothermal and Ormat have not entered into definitive agreements reflecting the terms set forth in this Section O on or before July 1, 2008.

[Signature and Acknowledgement Page Follows]

If the foregoing meets with your agreement, please sign and date this Letter in the space provided below to confirm the mutual agreements set forth herein and return a signed copy to the undersigned. This Letter will expire at 7:00 p.m., PDT, on July 23, 2005 if the undersigned has not received your signed copy of this Letter.

Very truly yours,

Ormat Nevada, Inc. ("Ormat")
By:
Its:

This binding Letter is hereby acknowledged and agreed as to the Binding Provisions:

US Geothermal, Inc. ("US Geothermal")
By:
Its:

[Signature and Acknowledgment Page to Binding Ormat/US Geothermal Letter of Intent]

Exhibit A – Specimen EPC Agreement

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

between

and

Ormat Nevada Inc.

Dated as of [_________________]

LIST OF EXHIBITS

Exhibit A	Scope of Work
Exhibit B	Contract Price and Milestone Payment Schedule
Exhibit C	Drawings and Specifications
Exhibit D	Tests
Exhibit E	Warranty Claim Procedures
Exhibit F	Schedule
Exhibit G	Approved Subcontractors and Vendors List
Exhibit H	Permits
Exhibit I	Final Acceptance Certificate
Exhibit J	Form of Final Lien Waiver

ENGINEERING, PROCUREMENT AND CONSTRUCTION
CONTRACT

THIS ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT (the “Contract”) dated as of ________________ , 200__ is made by and between:

(1)	___________________________, a __________________ with its principal place of business at _______________________________ ("Company"); and

(2)	ORMAT NEVADA INC., a Delaware corporation with its principal place of business at 980 Greg Street, Sparks, NV 89431-6039 ("Contractor").

Company and Contractor (each individually, a “Party” and together, the “Parties”) agree as follows:

SECTION 1 – DEFINITIONS, INTERPRETATION AND CONTRACT DOCUMENTS

1.1	Definitions
In addition to the terms defined elsewhere in this Contract, the definitions of certain terms used in this Contract with initial letters capitalized are as set forth herein. "Affiliate" means, with respect to any person or entity, any other person or entity (including, without limitation, any officer, director, shareholder, partner, employee, agent or representative of such person or entity) that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first person or entity. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities, partnership or other ownership interests, by contract, by Law or otherwise.
“Capacity” means the Net Power Output capacity of the Facility.
"Change in the Work" means a change to the Work as provided in Section 8.
"Change of Law" means any Law, official interpretation thereof or manner of interpretation thereof, that is amended or modified, is enacted, adopted, promulgated or otherwise becomes effective or is repealed, revoked, suspended or not renewed after the Effective Date and which increases Contractor's cost of performing the Work, delays Contractor's performance of the Work or otherwise adversely affects Contractor's performance of its obligations under this Contract.
"Change Order" means a written change order describing the Change in the Work, its effect, if any, on the Contract Price, the Milestone Payment Schedule, the Schedule, and any other provision of this Contract that is affected.
"Company" shall have the meaning set forth in the introductory paragraph to this Contract.
"Company Default" means the failure or delay of Company or its representatives, agents, subcontractors or suppliers (other than Contractor and its Subcontractors and their agents and employees) to meet Company's obligations under this Contract.

“Company Permits” means the Permits to be obtained by Company as described in Part 2 of Exhibit H and, other than the Contractor Permits, otherwise necessary for the construction, operation and maintenance of the Facility.
"Company's Representative" means the individual designated by Company pursuant to Section 3.2 to act as its representative under and with respect to matters related to this Contract.
"Contract" means this Engineering, Procurement and Construction Contract together with the Exhibits attached hereto, as the same may be amended or otherwise modified from time to time as permitted herein.
"Contract Price" means the total aggregate price payable to Contractor by Company as set forth in Exhibit B attached hereto and as adjusted pursuant to the provisions of this Contract.
“Contractor Permits” means the Permits to be obtained by Contractor as described in Part 1 of Exhibit H.
"Contractor's Representative" means the individual designated by Contractor pursuant to Section 2.3.2 to act as its representative under and with respect to this Contract.
"Correction Curves" means the correction curves as set out in Exhibit C used to adjust Facility performance from variations from the Design Conditions and/or other specified factors (e.g., degradation).
"Day" means a twenty-four (24) hour period beginning and ending at 12:00 midnight.
"Defect" means any Work that does not conform to the warranties set forth in Section 10.1 of this Contract.
"Defect Remedy Work" means Contractor’s repair or replacement of any Defect.
"Delayed Payment Rate" means a per annum rate of interest equal to the lesser of (i) LIBOR plus four percent (4%) and (ii) the maximum rate permitted by applicable Law.
"Design Conditions" means the design operating conditions for the Facility as set forth in Exhibits A and/or C.
"Documents" means any design, drawing, certificate, specification, report, studies, model, program, record, pattern, sample, written information and data and other document of whatever nature (including a record thereof in software form).
"Dollars" or "$" means the lawful currency of the United States of America.
"Drawings" means Facility drawings and system descriptions contained in Exhibit C.
"Effective Date" means the date of this Contract.
"Facility" means _____________________.
"Final Acceptance" means satisfaction or waiver by Company or deemed satisfaction of the Work requirements identified in Section 7.1.
"Final Acceptance Certificate" means a written certificate from Company confirming that the Work requirements identified in Section 7.1 have been completed.
“Final Acceptance Date” means the date upon which Final Acceptance occurs or is deemed to have occurred.
“Final Acceptance Notice” means a written notice from Contractor confirming that the Work requirements identified in Section 7.1 have been completed.
"Force Majeure" means any war, declared or not, invasion, armed conflict or act of public enemy, blockage, embargo, revolution, insurrection, riot, civil commotion, act of terrorism, or sabotage provided that any such event occurs within or directly involving the United States or any individual state, or any other country from which machinery, equipment or material for the Facility are procured or transported through, an act of God, including but not limited to lightning, fire, earthquakes, volcanic activity, floods, storms or unusual weather conditions, cyclones, typhoons, or tornadoes, labor disputes including strikes, or slowdowns, or lockouts that extend beyond the Facility or are widespread or nationwide, or any other event or circumstances or combination of event(s) or circumstances beyond the reasonable control of a Party.
"Governmental Authority" means any local, state, regional, central or national government administrative, judicial or executive organs or any similar foreign or multinational entity that has or purports to have or asserts or attempts to assert, jurisdiction to legislate, decree, adjudicate or enforce any decision related to, or bearing on, the Facility or the Work.
“Guaranteed Completion Date” means the Guaranteed Completion Date identified in the Schedule, as the same may be amended from time to time in accordance with this Contract.
“Information” means any Drawings or other information furnished directly or indirectly by the other Party hereto in connection with the Contract and the Project whether such Information has been furnished prior to, during or following termination of the Contract in connection with the performance of this Contract.
"Insolvency Event" means the bankruptcy, insolvency, liquidation, administration or other receivership or dissolution of a Party and any equivalent or analogous Proceedings by whatever name known and in whatever jurisdiction and any step taken (including the presentation of a petition or the passing of a resolution) for or with a view to any of the foregoing.
"Law" means any federal, state, commonwealth, local or other constitution, charter, act statute, law, ordinance, treaty, resolution, directive (to the extent having the force of law), code, rule, regulation, order, specified standards or objective criteria contained in any applicable permit or approval, which standards or criteria must be met in order for the Facility to be constructed and operated lawfully, and other legislative or administrative action of any Governmental Authority, or a final decree, judgment or order of a court, or any applicable engineering, construction, safety or electrical generation code.
"Liability" shall mean any fine, penalty, damage, loss, cost, claim or expense or other liability (including any related fees, expenses and disbursements of a Party's counsel).
"LIBOR" means the London Interbank Offered Rate displayed at or about 11:00 a.m. London Standard Time on the Reuter monitor screen on page _______ in London.
"Major Subcontractor" means any Subcontractor engaged directly by Contractor to perform Work at the Site, whose Subcontract is of a value in excess of $1,000,000.
"Materials" means all equipment, supplies, apparatus, instruments, machinery, parts, tools, components, appliances, spare parts and appurtenances thereto to be supplied under this Contract by Contractor as described in or required by the Scope of Work.
"Milestone Payment Schedule" means the payment schedule for payment of the Contract Price as set forth in Exhibit B.
"Month" means a period beginning at 12:00 midnight on the last Day of the preceding calendar month and ending at 12:00 midnight on the last Day of the calendar month.
"MW" means megawatts.
"Net Power Output" means all of the electrical power, in kilowatt hours, as measured at the measuring interface point, as defined in Exhibits A and C.
"Operation and Maintenance Manual" means the operation and maintenance manual to be provided by Contractor to Company pursuant to Section 9.6.
"Performance Guarantee" means the guaranteed level of Capacity to be attained as specified in Exhibit D.
"Performance Test" means the Capacity test described in Exhibit D to be carried out to determine whether the Performance Guarantee has been attained.

"Permits" means the permits, approvals and licenses required from Governmental Authorities necessary for the construction, operation and maintenance of the Facility and the performance of the Work.
"Proceeding" means any claim, suit, demand, allegation, arbitration, dispute or other action process, or proceeding whether actual or threatened.
"Project" means ________________.
"Punchlist Items" means unfinished items of Work (such as Spare Parts, painting, fine-finish grading or clean-up, updating of Drawings, manuals or other Documents) the lack of which or the failure of which to complete (considered individually or in the aggregate of all Punchlist Items) does not or will not adversely affect the, safety or integrity of the Facility and does not impact the performance of the Facility.
"Schedule" means the completion schedule for the Facility, including the Guaranteed Completion Date, as set forth in Exhibit F, as it may be amended from time to time as set forth in this Contract.
"Scope of Work" means the specific delineation of items of Work to be performed by Contractor as set forth in Exhibit A.
"Site" means the site more specifically described in Exhibit C, together with spaces, tunnels, canals, mooring rights, reservoirs, waterways, surface water, ground water, diversion weirs, roads, easements, privileges, access rights, rights-of-way and other rights and interests in land and water acquired or to be acquired by Company to develop, engineer, build, own, operate or maintain the Facility and appurtenant facilities, including any associated working and laydown areas for Contractor.
"Spare Parts" means the spare parts for the Facility to be provided by Contractor as part of the Work as described in the Scope of Work.
"Specifications" means the performance specifications and standards for the Facility and the performance of the Work as set forth in Exhibit C.
"Subcontract" means an agreement between Contractor and a Subcontractor for the performance of any portion of the Work.
"Subcontractor" means any person or entity, other than Contractor's employees, engaged by Contractor to perform any part of the Work, including the provision of services or the supply of goods or Materials.
"Tax" means any present or future tax, charge, levy, impost or duty of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, imposed by any Governmental Authority together with any penalties, additions, liens, surcharges and interest relating thereto.
"Warranty Period" shall have that meaning given to it in Section 10.2.
"Work" means all of the work, services and other duties, obligations and responsibilities that are to be carried out by or under the direction of Contractor pursuant to this Contract, including that work specifically described as Contractor liabilities in the Scope of Work.

1.2	Interpretation
1.2.1	Where the context requires, words importing the singular shall include the plural and vice versa, and words importing persons shall include entities.
1.2.2	A reference in this Contract to any Section, Exhibit, Clause or Paragraph is, except where it is expressly stated to the contrary, a reference to such section, exhibit, clause or paragraph in this Contract.
1.2.3	Headings are for convenience of reference only.

1.2.4	Each reference to this Contract shall include a reference to each agreed variation of or supplement to this Contract as may be amended, varied or supplemented from time to time.
1.2.5	Where the context requires, any reference to a person, entity or Party shall include such person's, entity's or Party's successors and permitted assigns.
1.2.6	References to the word "include" or "including" are to be construed without limitation.

1.3	Documents Included
This Contract shall consist of this document and the following Exhibits, which are specifically incorporated herein and made a part hereof by this reference.
Exhibit A	Scope of Work
Exhibit B	Contract Price and Milestone Payment Schedule
Exhibit C	Drawings and Specifications
Exhibit D	Tests
Exhibit E	Warranty Claim Procedures
Exhibit F	Schedule
Exhibit G	Approved Subcontractors and Vendors List
Exhibit H	Permits
Exhibit I	Final Acceptance Certificate
Exhibit J	Form of Final Lien Waiver

1.4	Conflicting Provisions

In the event of any conflict between this document and any Exhibit hereto, the terms and provisions of this document, as amended from time to time, shall control. In the event of any conflict among the Exhibits, the order of the Exhibits as stated above shall control.

SECTION 2 - CONTRACTOR RESPONSIBILITIES

2.1	General Responsibilities
2.1.1
Except as otherwise expressly set forth in this Contract, Contractor in consideration of the Contract Price shall provide, furnish and perform, or cause to be provided, furnished or performed, engineering and design services, Materials, consumables and utilities, and supervision, labor and services required for the development, design, engineering, procurement, manufacturing, transport to Site, quality assurance, inspection, erection, construction, commissioning and performance testing of the Facility as specified in the Scope of Work and in accordance with the provisions of this Contract.

	2.1.2	Contractor shall diligently prosecute the Work in a good and workmanlike manner in accordance with the Schedule and in accordance with the provisions of this Contract.

2.2	Specific Responsibilities
Without limiting the generality of Section 2.1.1 and subject to the terms and conditions set forth in this Contract, Contractor shall at its own expense furnish, undertake, provide or cause to be furnished, undertaken or provided the following:
(a)
preparation of the conceptual design and integrated detail design and engineering of the Facility such that the Facility conforms with the Scope of Work and meets the performance requirements described in this Contract;

(b)	obtain the Contractor Permits from the applicable Governmental Authorities;

(c)
initiate and maintain safety precautions and programs relating to the performance of the Work necessary to conform with applicable Laws and to reasonably protect against injury to persons or damage to property on, about or adjacent to the Site. Contractor shall incorporate all such safety precautions and programs in a written safety program manual. Contractor shall provide, erect and maintain reasonable safeguards for the protection of workers and the public from the performance of the Work;

(d)	clearing, excavation, backfilling, compaction/consolidation and removal or importation of related materials required with respect to preparation of the Site in accordance with the Scope of Work;
(e)	procurement, supply and transportation to the Site of all Materials necessary to complete the Facility;
(f)	supervision and direction of construction and other Work activities on the Site, including construction by Subcontractors, and the coordination of the Work under this Contract;
(g)
keep the Site from waste materials or rubbish caused by Contractor's activities and in a reasonably presentable condition given the nature of the Work. Contractor shall dispose of all rubbish and construction debris in an authorized disposal area furnished by Company as provided in Section 3.1(i);

(h)
training, in the operation and maintenance of the Facility, of a reasonable number of operating and maintenance personnel furnished by Company pursuant to Section 3.1(f) . Such training shall be carried out in conjunction with the normal commissioning, start-up operations and testing activities of Contractor;

(i)	commission and test the Facility as detailed in Exhibits A and D; and
(j)	clearance of the Site of temporary structures, surplus Materials and tools that were delivered or created by Contractor through the course of the Work, upon completion of field work.

2.3	Contractor's Personnel and Labor Relations
2.3.1
Contractor shall ensure that there are at all times at the Site when Work is being performed at the Site there are sufficient suitably qualified and experienced personnel to supervise and perform such Work.

2.3.2
Contractor shall designate, by written notice to Company, a representative who shall act as a single point of contact with Company in all matters relating to the Work. Contractor's Representative shall have full authority to act on behalf of Contractor for all purposes in connection with this Contract.

2.3.3
Company shall be entitled by written notice to Contractor to object to any representative or person employed by Contractor (including Contractor's Representative) or any Subcontractor in the execution of the Work who, in the reasonable opinion of Company, is incompetent or negligent, or engaged in misconduct, and Contractor shall promptly remove such person from the Work and appoint a suitable replacement, or ensure that the relevant Subcontractor does so.

2.4	Representations and Warranties of Contractor
Contractor represents and warrants to Company that:
(a)
Contractor is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has the requisite legal power and authority to execute, deliver and perform this Contract;

(b)
the execution, delivery and performance by Contractor of this Contract has been duly authorized by all requisite action of Contractor, and there is no provision in its charter documents requiring further consent for such action by any other person or entity; and

(c)
this Contract constitutes the legal, valid and binding obligation of Contractor, enforceable against Contractor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, moratorium or similar laws affecting or limiting creditors' rights generally or by equitable principles relating to enforceability.

2.5	Use of Spare Parts

Spare parts may be withdrawn by Contractor from the Spare Parts for the purposes of the Work. Contractor shall be responsible, at its cost, for replacing any such withdrawn Spare Parts as soon as reasonably practicable and in any event no later than the expiration of the Warranty Period.

SECTION 3 - COMPANY RESPONSIBILITIES

3.1	General Responsibilities
Company shall, at Company's expense, furnish, undertake, provide or cause to be furnished, undertaken or provided the following:
(a)
make available to Contractor and its Subcontractors within fifteen (15) Days of the Effective Date, and continuing until the end of the Warranty Period, the Site, including space for all construction facilities, laydown and storage areas, and roads and other means of access to and from the Site in a timely manner and in accordance with Contractor's reasonable requirements regarding amount, weight and dimensions of equipment to be transported and the size and layout of the laydown and storage areas;

(b)
obtain and maintain in effect all Company Permits from the Governmental Authorities in a timely manner as required to permit Contractor and its Subcontractors to proceed with the Work in accordance with the Schedule;

(c)
prepare and/or obtain all environmental impact assessments, studies and statements required in connection with the ownership, financing, construction, operation and maintenance of the Facility and the performance of this Contract;

(d)
furnish to Contractor copies of any environmental impact assessment, studies and statements prepared or obtained as provided in Section 3.1(c) above and any information, a power of attorney (if required) and any other items reasonably necessary for Contractor to obtain the Contractor Permits in a timely manner as required to permit Contractor and its Subcontractors to proceed with the Work in accordance with the Schedule;

(e)
arrange for electricity, water and other utilities to be available to Contractor at then current market terms for the same for use in the construction, start-up, testing and commissioning of the Facility, in a timely manner as required to permit Contractor and its Subcontractors to proceed with the Work in accordance with the Schedule;

(f)
provide a reasonably sufficient number of operating personnel, including their supervisors, for training by Contractor as provided in Section 2.2(h), and for participating in the start-up, testing, commissioning, maintenance and upkeep of the Facility through to Final Acceptance. Each person designated for training by Company shall be a qualified technician and said trainees shall not be deemed employees or Subcontractors of Contractor;

(g)
provide the geothermal heat resource in the quantity and quality detailed in Exhibits A and C, and in the time frame as required to permit Contractor and its Subcontractors to proceed with the Work in accordance with the Schedule;

(h)	provide or make arrangements for the tie-in point to the electricity grid (or any other defined electricity consumer) to be ready in a timely manner in accordance with the Schedule (Exhibit F); and
(i)	provide to Contractor a rubbish and construction debris disposal area on or adjacent to the Site.

3.2	Company's Representative

Company shall designate by written notice to Contractor a representative who shall act as a single point of contact with Contractor in all matters relating to the Work. Company’s Representative shall have full authority to act on behalf of Company for all purposes in connection with this Contract.

3.3	Representations and Warranties of Company
Company represents and warrants that:
(a) Company is a ________________ duly organized and validly existing under the laws of ___________________ and has all requisite legal power and authority to execute, deliver and perform this Contract;
(b)
the execution, delivery and performance by Company of this Contract has been duly authorized by all requisite corporate action of Company. and there is no provision in its charter documents requiring further consent for such action by any other person or entity; and

(c)
this Contract constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, moratorium or similar laws affecting or limiting creditors' rights generally or by equitable principles relating to enforceability.

3.4	Sale of Project

If during the ___ (___) year period commencing on the Effective Date, Company elects to convey or otherwise transfer its right, title and interest in and to the Project or in and to the owner of the Project, Company shall provide written notice of such intent to Contractor. Transfer to any third party shall not relieve Company of any payment obligation hereunder, whether such obligation arises prior to or after the transfer.

SECTION 4 – COMMENCEMENT OF WORK

Contractor shall commence performance of the Work upon the Effective Date. Contractor shall thereafter proceed diligently to perform the Work and furnishing sufficient forces, construction plant and equipment to perform the Work in accordance with the Schedule.

SECTION 5 - COMPENSATION AND PAYMENT

5.1	Contract Price
5.1.1
As compensation for the performance of the Work, Company shall pay Contractor, in the manner and at the times hereinafter specified, the Contract Price, which amount shall be subject to adjustment in accordance with the terms of this Contract.

5.1.2
The Contract Price does not include any and all Taxes imposed directly or indirectly by any Governmental Authority other than importation duties and income Taxes imposed on Contractor. Idaho State and local sales and use Taxes (which, for avoidance of doubt, are not included in the Contract Price) shall be stated separately and shown on all invoices as a separate line item and shall be paid by Company to Contractor. Upon request of Company, Contractor shall promptly provide to Company evidence of its remittance to the applicable Governmental Authority of all state and local sales, use and value-added Taxes Contractor collects from Company under this Contract.

5.2	Milestone Payment Schedule
Exhibit B hereto sets forth the Milestone Payment Schedule that specifies the payment installments payable by Company in respect of Work performed by Contractor. The Milestone Payment Schedule shall be used as the basis for preparation of invoices and for payments.

5.3	Payment
5.3.1
Upon the completion of any of the milestones described in the Milestone Payment Schedule, Contractor shall present to Company the invoice and any other Documents described for payment of such milestone in the Milestone Payment Schedule. Except as provided below in this Section 5.3, invoices that are presented for payment shall be paid within thirty (30) Days of Company's receipt of such invoice.

5.3.2
Within ten (10) Days of its receipt of an invoice and such Documents, Company's Representative shall give written notice to Contractor of any objections that Company's Representative has with regard to the accomplishment of such milestone. If Company's Representative fails to provide such notice within such ten (10) Day period, the milestone shall be deemed accomplished and Contractor shall be entitled to payment. In the case Company's Representative provides written notice of objection to the accomplishment of such milestone and said Documentation within the period described above, and the contents of Company's Representative's notice is not in dispute, Contractor shall resubmit the corrected invoice and/or Documentation, and the above-described approval process shall reapply except that the response time shall be five (5) Days rather than ten (10) Days.

5.3.3
If pursuant to Section 5.3.2 above, Company's Representative disputes any amounts invoiced by Contractor within the specified time period, Company shall promptly pay to Contractor the undisputed amount of such invoice in the manner provided in Section 5.3.1 above, and any disputed amount that is ultimately determined to have been payable shall be paid with interest from the date the item was payable to and including the date of payment, in accordance with the provisions of Section 5.8 below. The Parties shall resolve their differences regarding the disputed amount in accordance with the dispute resolution procedures set forth in Section 14.

5.4	Final Acceptance Payment for the Facility
No later than thirty (30) Days after the Final Acceptance Date, Contractor shall submit to Company a statement summarizing and reconciling all previous invoices, payments and Changes in the Work, with respect to the Work, and a waiver of liens as provided in Section 5.7 below from Contractor for the Facility and such other data as Company may reasonably request establishing payment of or surety for payment of such unpaid Contractor obligations. Within thirty (30) Days of the receipt of such statements and lien waiver, Company shall pay Contractor the remaining portion of the Contract Price (except with respect to amounts remaining to be paid by Company under the Contract for Punchlist Items). Any disputes regarding a final payment shall be handled in accordance with the procedure set forth in Section 14.

5.5	Payments Not Acceptance of Work
No payment made by Company to Contractor shall be considered or deemed to represent that Company has inspected the Work or checked the quality or quantity of the Work and shall not be deemed or construed as an approval or acceptance of any Work or as a waiver of any claim or right Company may have hereunder.

5.6	Payment of Subcontractor
Contractor shall promptly pay, in accordance with the terms and conditions set forth in the respective Subcontract, each Subcontractor the amount to which said Subcontractor is entitled. Contractor shall, by an appropriate agreement with each Subcontractor, require each Subcontractor to make timely payments to its laborers, suppliers and subcontractors in a similar manner.

5.7	Waiver of Liens
As a condition precedent to the making of the final Milestone Progress Schedule payment by Company hereunder, Contractor shall be required, upon request by Company, to supply Company with a waiver and release of liens and security interests to the extent of such payment in the form attached hereto as Exhibit J, duly executed by Contractor.

5.8	Interest
Amounts not paid by either Party to the other when due under any provision of this Contract, including the provisions of this Section 5, shall bear interest, from the date payment was due to and including the date of payment, at the Delayed Payment Rate.

5.9	Security Interest

Notwithstanding anything to the contrary herein, Contractor hereby reserves and Company hereby grants Contractor, a purchase money security interest in each of the Materials as security for the due and punctual performance of all of Company’s obligations hereunder. The security interest referred to above will be satisfied by payment in full of the Contract Price and any other amounts payable to Contractor hereunder. Company hereby agrees to execute such documents to evidence and perfect such security interest as Contractor may reasonably request from time to time. Company hereby appoints each of Contractor’s officers as Company’s duly authorized agent for the purpose of taking any and all such action, including, without limitation, execution of financing statements on Form UCC-1 and other documents deemed reasonably necessary by Contractor for the perfection and enforcement of the security interest granted hereby.

SECTION 6 –TESTING

6.1	General
Development and implementation of tests procedures will be the responsibility of Contractor. Contractor shall be responsible for providing all supplies required for carrying out such tests, except to the extent heat resource, testing power and water is required to be supplied by Company in accordance with this Contract.

6.2	Test Procedures
The Performance Test shall be performed under normal operating conditions as described in Exhibit D hereto and in accordance with all applicable Laws in effect on the date thereof, and the test results shall be adjusted pursuant to the Correction Curves for deviations from the Design

Conditions and shall be adjusted for other deviations as set forth in Exhibit D. Contractor may conduct the Performance Test at such time that Contractor has complied with all provisions of this Contract relating to the installation of all necessary components and systems or the portion of the Facility to be tested, except for completion of insulation, painting, final grading and any other portion of the Work not affecting the operability, safety, mechanical and/or electrical integrity or the portion of the Facility being tested.

6.3	Notice of Testing
Contractor shall notify Company at least five (5) Days in advance of the actual date that Contractor will start conducting the Performance Test. Company's Representative shall be entitled to attend at the time and place appointed. If Company's Representative fails to attend at the time and place appointed for the Performance Test, Contractor shall be entitled to proceed with the Performance Test in their absence. The Performance Test shall then be deemed to have been made in the presence of Company's Representative.

6.4	Delayed Tests; Deemed Completion

6.4.1
In the event that Contractor's conduct or completion of any test is delayed for less than _________ (___) Days from the date on which such test would otherwise have commenced, been conducted or completed due to the failure of Company to fulfill any of its obligations under this Contract, then the Schedule shall be extended Day-for-Day for each Day of delay (without need of a Change Order).

6.4.2
In the event that Contractor's conduct or completion of the Performance Test is delayed for ___________ (___) Days or more from the date on which such test would otherwise have commenced, been conducted or completed due to a Company Default, then, as of the date on which such testing was scheduled to be completed, the Facility will then be deemed to be completed for all purposes under this Contract including, without limitation, satisfaction of the Performance Guarantee, and Company shall pay to Contractor the remainder of the Contract Price less only the cost savings of Contractor (if any) associated with it not performing such Performance Test.

6.5	Facilities
Except as expressly set forth in Section 3.1 or the Scope of Work, Contractor shall be responsible for the provision of all necessary labor, supervision, consumables, materials and equipment necessary to carry out properly the Performance Test.

6.6	Repeat Performance Tests
6.6.1
If the Facility fails to achieve the Performance Guarantee during the initial Performance Test, Contractor shall take, within a reasonable period, corrective measures necessary to eliminate the Defects or deficiencies and to ensure that the Performance Guarantee is satisfied by repairing or replacing and/or re-performing the affected part of the Work. Contractor shall, if so required by Company, submit to Company for its review details of the corrective measures that it proposes to take.

6.6.2
The Performance Test may be repeated as often as Contractor may elect for a period of __________ (___) Days after the completion of the initial Performance Test. If the Facility fails to attain the Performance Guarantee by the end of such period, then the provisions of Section 11.2 shall apply.

6.6.3
Without derogating from any of the foregoing, Contractor may, at its discretion, make any adjustments or changes to any system or section of the Work or Facility which affects such system or section or any other systems or sections, and adjust such affected systems or sections accordingly as deemed necessary in order to meet or enhance the achievement testing goals and/or to repeat the Performance Test.

6.7	Disagreement as to Result of Tests

Within ten (10) Days of the final Performance Test, Contractor shall furnish to Company written notification of the results thereof. In the event that Company fails to provide to Contractor a written statement of objections to such results within five (5) Days of the notification, the aforementioned results shall be deemed accepted by Company. If, as a result of the provision of the aforementioned statement, Company and Contractor disagree on the interpretation of the results of such Performance Test or Contractor's compliance with this Section 6 in conducting such Performance Test, the dispute shall be referred to dispute resolution in accordance with Section 14.

SECTION 7 - FINAL ACCEPTANCE

7.1	Final Acceptance Notice
After all of the following conditions have been met with respect to the Facility, Contractor shall submit to Company the Final Acceptance Notice:
(a)
except for the Punchlist Items and as-built construction Drawings of the Facility, the Facility and Work comply with the Scope of Work, the Specifications and Drawings and applicable Laws, and Contractor has made training available to Company's personnel (or other nominees of Company);

	(b)	the Facility has satisfied or, pursuant to Sections 6.4.2 or 6.7, is deemed to have satisfied the checks and tests under Exhibit D, including the Performance Guarantee;
	(c)	any amount finally determined due for payment as liquidated damages under Section 11.2 has either been paid or agreed and will be deducted from the final payment;
	(d)	the list of Punchlist Items (if any) for the Facility have been identified by Contractor and provided to Company as provided in Section 7.3 below; and
(e)
all other deliverables identified in this Contract with respect to the Facility (except for the as-built Drawing or deliverables appearing in the Punchlist Items provided by Contractor), including the Operation and Maintenance Manual and other documents and materials described in Section 9, have been completed in accordance with the provisions hereof and have been provided to Company.

7.2
Within fifteen (15) Days following the receipt of a Final Acceptance Notice, Company shall inspect the Facility and review all Work and services performed by Contractor with respect thereto, and shall either (i) deliver to Contractor the Final Acceptance Certificate certifying that the Work requirements of this Contract (other than the Punchlist Items identified by Contractor and the as-built Drawings) have been fully satisfied for the Facility and Final Acceptance of the Facility has accordingly been achieved, or (ii) if reasonable cause exists for doing so, notify Contractor in writing that Final Acceptance of the Facility has not been achieved, stating in detail the reasons therefor. In the event that Company determines that Final Acceptance has not been achieved and Contractor has not disputed Company’s determination, Contractor shall promptly take such corrective action or perform such additional Work or other services as will achieve Final Acceptance of the Facility and shall issue to Company another Final Acceptance Notice. Such procedure shall be repeated until Final Acceptance of the Facility has been achieved; provided, however, that Company shall respond to any such subsequent Final Acceptance Notice within five (5) Days following the receipt thereof. If Company fails to provide the Final Acceptance Certificate or the notice contemplated in (ii) above within the aforementioned period, Final Acceptance of the Facility shall be deemed to have been achieved.

7.3	Punchlist Items
Contractor shall provide to Company a list of all Punchlist Items and the estimated cost thereof prior to the issue of the Final Acceptance Notice. Within fifteen (15) Days following the receipt of this list of Punchlist Items, Company shall notify Contractor in writing whether Company has any objections to that list or the estimates thereof. If Company has any objections, the parties shall use good faith efforts to resolve such objections. If no agreement can be reached, the provisions of Section 14 shall be invoked to resolve the dispute. Two hundred percent (200%) of the estimated value of such Work, as decided by Company, shall be retained or deducted from the Contract Price by Company or, at Contractor's option, paid to Company by Contractor pending satisfactory rectification and/or completion. Contractor shall rectify or complete to the reasonable satisfaction of Company within the time stated in the Final Acceptance Notice any such Punchlist Items listed. In the event Contractor fails to rectify or complete any Punchlist Items listed, Company may arrange for the outstanding work to be done and the cost thereof shall be certified by Company and deducted from the Contract Price or, at Contractor's option, paid to Company by Contractor. Upon satisfactory rectification and/or completion of such Work, the money retained, deducted or paid under this Section 7.3 in relation thereto shall be reimbursed to Contractor by Company. During the period after Final Acceptance, Contractor and Company shall cooperate to ensure that the performance of the Work does not unreasonably interfere with the commercial operation of the Facility and at the same time allowing the remaining Work to be performed in a prompt and efficient manner. As soon as practicable after the completion of all Punchlist Items, Contractor shall remove all of its equipment and Materials and complete the removal of all Work-related waste material and rubbish from and around the Site.

SECTION 8 - CHANGES IN THE WORK

8.1	Change in the Work
A Change in the Work shall result from each of the following:
	(a)	changes, alterations or additions to the Work as requested by Company and agreed upon in writing by Contractor, or as requested by Contractor and approved in writing by Company;
	(b)	an event of Force Majeure or a Change of Law;
	(c)	a Company Default; or
	(d)	Contractor takes measures pursuant to Section 8.3.4 below upon the occurrence of an emergency.

8.2	Requests to Make Changes in the Work; Claims and Adjustments
8.2.1
Company, at any time by written notice to Contractor, may request a Change in the Work, consisting of additions, modifications, substitutions or other changes of the Work or Materials within the general scope of this Contract and upon Contractor's approval thereof (including agreement on the terms of an associated Change Order) Contractor shall proceed with the implementation of such Change in the Work. Contractor, at any time, by written notice, may request a Change in the Work, and upon Company's approval thereof (including agreement on the terms of an associated Change Order) proceed with the implementation of such Change in the Work.

8.2.2
Should any Change in the Work cause an increase in the cost of and/or time required for performance of this Contract or otherwise adversely affect Contractor's performance of its obligations under any provision of this Contract an adjustment will be made to the Contract Price, the Milestone Payment Schedule, the Schedule, or other provisions of this Contract that are thereby affected. When Contractor is notified of or becomes aware of a Change in the Work, Contractor shall promptly prepare and submit to Company an estimate of the increase or decrease, if any, in the cost and time required to complete the Work, together with an explanation of the basis therefor, and shall inform Company whether, in Contractor's opinion, such Change in the Work should result in an adjustment to the Contract Price, the Milestone Payment Schedule, the Schedule, or any other provision of this Contract. The price of any Work required by a Change in the Work shall be either a lump-sum fixed price or the recoverable time and materials price plus overhead and profit, as mutually agreed to by the Parties. Company shall respond in writing to any request or submission by Contractor regarding a Change in the Work within ten (10) Days following Company's receipt thereof. A Change Order shall be entered into by the Parties in order for the Change in the Work to be effective. If no agreement can be reached, the provisions of Section 14 shall be invoked to resolve the dispute.

8.2.3
Except as otherwise expressly provided in this Contract, no adjustments to the Scope of Work, the Contract Price, the Payment Milestone Schedule, the Schedule, or any other provisions of this Contract shall be made hereunder except in accordance with a duly issued Change Order executed by both Parties.

8.2.4
Except to the extent a Change in the Work specifically amends one or more provisions hereof, all provisions of this Contract shall apply to all Changes in the Work, and no Change in the Work shall be implied as a result of any other Change in the Work.

8.2.5
Contractor shall maintain, in accordance with generally accepted accounting principles, records and books of account with respect to any Changes in the Work or other Work involving additional costs in excess of the Contract Price to be paid by Company on a recoverable cost or time and materials basis. Company and its authorized representatives shall be entitled to inspect and audit such records and books of account, during normal business hours and upon reasonable advance notice.

8.3	Changes Caused by Force Majeure, Change of Law or Company Default
8.3.1
Contractor shall give notice to Company of any event of Force Majeure, Company Default or Change of Law affecting Contractor for which Contractor requires a schedule or price adjustment, which notice shall, to the extent practicable, include the length of delay, if any, in the Schedule, and increase in Contractor costs incurred by reason of such event, or any change that may be necessitated to the Performance Guarantee by reason of such event and any proposed increase in the Contract Price by virtue of such event, and Contractor shall substantiate the same to the reasonable satisfaction of Company.

8.3.2
Subject to Section 20.2, Company shall (if it accepts the findings set forth in Contractor's notice issued pursuant to the foregoing), within fifteen (15) Days following receipt of the notice that specifies the length of the delay, and the proposed adjustment to the Contract Price, if any, occasioned by such event, issue a Change Order adjusting the Schedule by extending the time for performance of Contractor's obligations under this Contract for a period equal to the delay in completion of the Facility resulting from such event, adjusting the Performance Guarantee, and increasing the Contract Price, to the extent Company agrees with the need for such a Change Order. In the event Company does not accept Contractor's findings, the propriety of a Change Order for such event shall be submitted for dispute resolution under Section 14.

8.3.3
Contractor shall use reasonable efforts to remove or mitigate the effects of any event of Force Majeure, Company Default or Change of Law and to minimize the delay caused thereby, but shall not, without the approval of Company as set forth in a Change Order issued with respect thereto, be required to (a) subcontract additional Work or work additional hours for which premium time is payable, (b) schedule additional work shifts, or (c) otherwise incur additional costs, if, in any such case, such subcontracting, additional hours, additional shifts or other additional costs would not have been required to meet the Guaranteed Completion Date as defined in the Schedule in effect prior to the occurrence of such event of Force Majeure, Company Default or Change of Law.

8.3.4
In the event of any emergency affecting the safety or protection of persons or property or the Work, Contractor, at its discretion and without any special instruction or authorization from Company, may take all reasonable actions to prevent threatened damage, injury or loss. Any claim by Contractor that such emergency constitutes a Change in the Work shall subsequently be determined by the Parties in accordance with the provisions of this Section 8.

8.4	Effect of Changes on Warranties and Safety
8.4.1
If Contractor reasonably believes that a proposed Change in the Work may negatively affect any warranty or performance commitments with regard to any Work, Contractor shall serve Company notice within fourteen (14) Days of Contractor's receipt of such proposal of its belief and the believed effect. If Company insists, despite Contractor's notice, to require the execution of such proposal and Contractor acquiesces to Company's request and executes the proposal, the affected warranties or performance commitments will be adjusted to the extent agreed between the Parties or as already determined in accordance with the provisions of Section 14, but only to the extent related to or derived from Company's proposal.

8.4.2
If Contractor reasonably believes that a proposed Change in the Work may negatively affect safety of the Work or persons in its vicinity or would violate any applicable Laws, Contractor shall serve Company notice within fourteen (14) Days of Contractor's receipt of such proposal of Contractor's belief and the believed effect, and Contractor shall not be required to perform such proposal.

SECTION 9 - DESIGN AND DOCUMENTATION

9.1	Ownership of and Responsibility for Design
9.1.1
Contractor retains legal title to and ownership of the design and engineering of the Facility and Contractor remains entitled to freely use, modify, license or otherwise dispose of the same at its discretion without any obligation to account to Company.

9.1.2
Contractor shall be responsible for the development of the technical data (other than the technical interface data which is being developed and provided by Company), design and other documentation required for the performance of the Work.

9.2	Inspection of Work
At Company’s sole expense, Company and the Company's Representative shall have the right to inspect any item of the Work to be provided hereunder. Company and the Company's Representative shall have access to those portions of the Site then under Contractor's control, at reasonable times and upon reasonable notice. While at the Site, Company and the Company's Representative shall comply with all of Contractor's safety rules and other job site rules and regulations.

9.3	As-Built Drawings
Within three (3) months following the date of Final Acceptance, Contractor shall furnish to Company two (2) reproducible sets of "as-built" construction drawings of the Facility. All "as-built" drawings shall be supplied in such format and on such media (including electronic media) as Company may reasonably specify in accordance with industry standards.

9.4	License to Use
Subject to Section 9.1.1, Company shall have a non-exclusive, transferable license and right to use and reproduce all Drawings, Facility manuals, the Specifications and any other Contractor Documents provided or to be provided by Contractor hereunder, including the Operation and Maintenance Manual for the Facility and the reproducible Drawings furnished by Contractor pursuant to Section 9.3 above, solely for the purpose of operating, maintaining and repairing the Facility. Company shall not use any such Documents for any other purpose.

9.5	Use of Documents After Termination
If this Contract is terminated by Company pursuant to Section 19.1 below prior to completion of the Facility, Company may, in its sole discretion, use any Drawings, Facility manuals, the Specifications or other Contractor Documents prepared hereunder solely for the purpose of completing the Facility. If this Contract is terminated by Contractor and full payment of the Contract Price is not received, Company shall not be entitled to use or continue using the documents thereafter.

9.6	Operation and Maintenance Manual

At least sixty (60) Days prior to the start-up of the Facility or any portion thereof, Contractor shall deliver to Company four (4) copies of the preliminary draft of the Operation and Maintenance Manual for the Facility as provided in the Scope of Work. The Operation and Maintenance Manual shall include the information for that manual described in the Scope of Work. Such preliminary draft shall be as reasonably complete as available information will allow and at a minimum with sufficient information to permit the training of Company's operation and maintenance personnel and the normal operation and maintenance of the Facility by persons generally familiar with facilities and plants similar to the Facility. Contractor thereafter shall provide to Company four (4) copies of the final and complete Operation and Maintenance Manual for the Facility prior to Final Acceptance.

SECTION 10 - WARRANTIES

10.1	Warranty
Contractor warrants to Company that:

	(a)	the Work shall conform in all material respects to the Drawings, Specifications and the other requirements set forth in this Contract.

	(b)	the Work shall be of good quality, free from defects in workmanship and shall be performed in a workmanlike and skilful manner.

	(c)	all Materials and other items incorporated in the Work shall:

		(i)	be new and shall be of a suitable grade of its respective kind for its intended use;
		(ii)	be free from defects in material and workmanship;
		(iii)	meet the requirements of the Specifications and this Contract; and
		(iv)	be free from any charge, encumbrance, lien or other security interest;

(d)
title and ownership to the Work shall pass to and vest in Company, as described in Section 12.1, free and clear of any and all liens, claims, charges, security interests, encumbrances and rights of other persons arising as a result of any actions or failure to act of Contractor, its Subcontractors, or their employees or representatives; and

(e)
the Work has been and will be designed and engineered with all the skill, care and diligence to be expected of appropriately qualified and experienced professional designers and engineers with experience in carrying out works of a similar, type, nature and complexity to the Work.

10.2	Warranty Period
The warranty period for the warranties set forth in Section 10.1 for a item of Work (the “Warranty Period”) shall extend for a period of twelve (12) Months from the Final Acceptance Date.

The Warranty Period with respect to any item of the Work that is repaired, replaced, modified, or otherwise altered by Contractor pursuant to Section 10.3 below shall be extended to the longer of:

	(a)	twelve (12) Months from the date of completion of such repair, replacement, modification or alteration; or

	(b)	the end of the original Warranty Period for the subject item of the Work;

provided, however, that the Warranty Period shall in no event exceed twenty-four (24) Months from commencement of the original Warranty Period for the subject item of the Work.

10.3	Correction of Improper Work
10.3.1
Company shall notify Contractor immediately upon discovery of any Defect. In order to be effective hereunder, such notice must be given at the latest within thirty (30) Days after the end of the Warranty Period. A written "failure report," which includes available technical and logistic information to assist Contractor to assess the damage to the equipment and to evaluate appropriate corrective action, shall be provided to Contractor as soon as reasonably practicable upon discovery of the Defect. If Contractor requests, Company shall supply all relevant information relating to past maintenance, repair and operational data relating to the failed Work.

10.3.2
Contractor's responsibility for any such warranty claim shall be limited to Contractor's performance of Defect Remedy Work on the Defect and Contractor shall perform such Defect Remedy Work as soon as reasonably possible following Contractor's receipt of notice and the relevant failure report from Company applicable to such Work. Only direct costs and expense of Defect Remedy Work shall be borne by Contractor. Contractor shall have the obligation in connection with the performance of any Defect Remedy Work to provide any special rigging, cranes or heavy equipment or any labor required in connection with operating such equipment, except where such items or labor are readily available at the Site, in which case such items or labor shall be provided by Company or Company's operator, at Contractor’s request, and Contractor shall pay reasonable compensation therefore.

10.3.3
All costs associated with the performance of any repair and maintenance work which is not Defect Remedy Work, including the costs of the replacement of any parts or other portions of the Work which are not defective but which are replaced in conjunction with Defect Remedy Work at the request of Company, shall be the responsibility of Company. Company shall provide Contractor with access to the Facility and to utilities, tools and equipment available at the Site for Contractor's performance of any Defect Remedy Work. If Contractor elects not to carry out such Defect Remedy Work and requests Company to perform the same under this Section 10 instead of Contractor, Company may cause the Defect Remedy Work to be effected and Contractor shall reimburse Company the costs Company has reasonably incurred as a result.

10.3.4
The warranty and the liabilities and obligations of Contractor under this Contract shall not extend to replacement of normal consumables or apply to any failure to comply with the warranty that has been caused by (i) any erosion or derosion or normal wear and tear in operation of the subject Work; (ii) any failure of Company or a third party, other than Contractor or Subcontractor, to properly store, install, operate and/or maintain the subject Work in accordance with good industry practices and the Operation and Maintenance Manual; (iii) any modifications made to the subject Work by any person other than personnel of Contractor or Subcontractor without Contractor's express written consent prior to such modifications; (iv) any neglect, abuse, malicious mischief, vandalism or event of Force Majeure (other than a warranty failure) affecting the subject Work; (v) any other negligent act of Company or Company's operator; or (vi) operation of the Facility, other than by personnel of Contractor or Subcontractor, without Contractor's prior express written consent, outside the Facility’s defined operation range.

10.4	Implementation of Warranty
The warranty claims and related Work shall be implemented in accordance with the Warranty Claim Procedures in Exhibit E.

10.5	Disclaimer and Release
THE WARRANTIES, CONDITIONS, OBLIGATION AND LIABILITIES OF CONTRACTOR AND RIGHTS AND REMEDIES OF COMPANY SET FORTH IN THIS CONTRACT ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND COMPANY HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER PRESENT AND FUTURE WARRANTIES, CONDITIONS, OBLIGATIONS, REPRESENTATIONS AND LIABILITIES OF CONTRACTOR, TOGETHER WITH ALL OTHER RIGHTS, CLAIMS AND REMEDIES OF COMPANY AGAINST CONTRACTOR, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, (A) ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE; (B) ANY IMPLIED WARRANTY OR CONDITION ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; (C) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF CONTRACTOR OR ITS SUBCONTRACTORS, ACTUAL, PASSIVE OR IMPUTED; OR (D) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE FACILITY, WORK OR ANY PORTION THEREOF OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES.

SECTION 11 – REMEDIES

11.1	Liquidated Damages for Delay in Final Acceptance
11.1.1
If the Final Acceptance Date does not occur by three days after the Guaranteed Completion Date (as the same may be extended in accordance with the terms of this Contract), Contractor shall pay to Company as liquidated damages, for each Day which shall elapse between the Guaranteed Completion Date and the Final Acceptance Date, a sum equal to $7000; provided, however, that if the Facility does not achieve Final Acceptance by the Guaranteed Completion Date, but the Facility nevertheless is generating electricity, then the liquidated damages payable by Contractor under this Section 11.1.1 shall be reduced to $2400 per day starting on the date Company is entitled to receive such revenue until the date Final Acceptance occurs.

11.1.2
If at any time after the Guaranteed Completion Date, Contractor is delayed in carrying out the Work as a result of any event identified in Section 8.1 or Section 20 which would have entitled Contractor to an extension of time had it occurred prior to the Guaranteed Completion Date, Contractor’s obligation to pay liquidated damages under Section 11.1.1 shall be suspended for such period as represents the extension of time to which Contractor would have been entitled had Section 8.1 applied.

11.1.3
Notwithstanding anything to the contrary herein, liquidated damages as provided in this Section 11.1 shall be not payable if failure to achieve Final Acceptance by the Guaranteed Completion Date is due to Force Majeure, Company Default or any other reason not attributable to Contractor.

11.2	Liquidated Damages for Failure to Meet Performance Guarantee
11.2.1
In the event that, upon completion of the Performance Test, the Performance Test Capacity result is less than the Performance Guarantee, Contractor shall have the option for the period specified in Section 6.6.2 to undertake any necessary actions to increase the Capacity of the Facility to satisfy the Performance Guarantee at its own cost. If, upon the expiration of such period, the Capacity of the Facility as determined by the last Performance Test is more than one percent (1%) below such Performance Guarantee, then Contractor shall, within thirty (30) Days, pay to Company one payment, as liquidated damages, of an amount equal to $3800 per kilowatt of Capacity deficiency in respect of the Performance Guarantee.

11.2.2
Notwithstanding anything to the contrary herein, liquidated damages as provided in this Section 11.2 shall not be payable if failure to achieve the Performance Guarantee Capacity is due to Force Majeure, Company Default or any other reason not attributable to Contractor.

11.3	Performance Bonus
If the Facility, as determined by the Performance Test, exceeds more than one percent (1%) above the Performance Guarantee in respect of Capacity, Company shall pay Contractor within thirty (30) Days of Contractor's invoice, as a bonus and in addition to the Contract Price, a sum equal to nine-tenths percent (0.9%) of the Contract Price for each percentage point (1%) of Capacity in excess of the Performance Guarantee, up to a maximum of ten percent (10%) of such Performance Guarantee.

11.4	Exclusivity
The liquidated damages payable under this Contract shall, without duplication, be the sole and exclusive remedy and measure of damages with respect to any delay in completion of the Facility or any failure to meet the Performance Guarantee. Once payment of such liquidated damages and other amounts has been made, or the limits set forth in Section 11.5 below have been met, and Contractor has performed all other Work required hereunder with respect to the Facility, Contractor shall be relieved of any further Liability with respect to such failure.

11.5	General Limitation of Liability
11.5.1
Notwithstanding any other provision to this Contract, Contractor's maximum aggregate Liability under this Contract (including, without limitation, for liquidated damages) from any and all causes shall in no case exceed the lower of one hundred percent (100%) of the Contract Price (as the same may be adjusted in accordance with this Contract) or one hundred percent (100%) of the amount of the actual payments for the Work received by Contractor hereunder.

11.5.2
Except to the extent of the liquidated damages provided for in this Section 11, in no event shall either Party be liable to the other for any indirect, special, incidental, consequential or exemplary damages (which includes loss of profit, revenues or savings), or for costs of procurement of substitute goods whether arising in contract, equity, tort, or other basis for Liability, even if it has been advised of the possibility of such damages.

	11.5.3	The foregoing limitations on Liability in this Section 11.5 shall:

	(a)	not limit Company's right to receive proceeds of Contractor's insurance required to be maintained pursuant to Section 13 of this Contract;

	(b)	not apply to limit, nor shall they include, the costs of Contractor's or Company's indemnification obligations under Section 15; or

	(c)	exclude any Liability of Contractor or Company stemming from the fraud or willful misconduct of Contractor, any Subcontractor, or their respective employees or Company or its employees, respectively.

11.6		Other Provisions

The Parties acknowledge and agree that because of the unique nature of the Facility and the unavailability of substitute facilities, it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by Company as a result of Contractor's failure to complete the Work so that the Facility is completed by the Guaranteed Completion Date or so that the Facility meets the Performance Guarantee. It is understood and agreed by the Parties that Company shall be damaged by the failure of Contractor to meet such obligations and that (i) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom; (ii) any delay liquidated damages or performance liquidated damages that are payable under Sections 11.1 and 11.2 of this Contract are in the nature of liquidated damages, and not a penalty, and are fair and reasonable; and (iii) such payments represent a reasonable estimate of fair compensation to Company for the losses that may reasonably be anticipated from such failure. The Parties hereby acknowledge that this Section 11 represents a reasonable allocation of risk.

SECTION 12 – TITLE; CARE OF THE WORK

12.1	Passage of Title
Subject to the provisions of Sections 9.1.1 and 9.4, legal title to and ownership of all Work and Materials provided hereunder shall pass to and vest in Company when delivered to the Site and upon payment of the respective milestone payment pursuant to the Milestone Payment Schedule.

12.2	Risk of Loss
Contractor shall be responsible to assure safe delivery of all Materials to the Site. Except to the extent caused by the negligence or willful misconduct of Company, Contractor shall bear the risk of physical loss or destruction of or damage to the Materials and the Work, whether or not incorporated in the Facility at the Site or located on or off the Site, until such time as care, custody and control of such equipment or Work is turned over to Company as provided in this Contract. Notwithstanding the passage of title as provided in Section 12.1, Contractor assumes the risk of loss with respect to, and shall be obligated to replace, repair or reconstruct, any portion or all of the Materials or the Work that is lost, damaged or destroyed prior to turning over care, custody and control of such Material or Work to Company as provided in this Contract, irrespective of how such loss, damage or destruction shall have occurred. In the event of a termination of this Contract in accordance with the provisions hereof prior to such turnover, the risk of loss with respect to such Materials and Work shall pass to Company upon the effective date of termination, whether by Company or by Contractor.

12.3	Care, Custody and Control

Upon Final Acceptance, Contractor will turn over to Company the care, custody and control of the Facility. Company, at its expense, shall properly operate and maintain such portions of the Facility turned over to it by Contractor in accordance with applicable Laws, good industry practices, the Operation and Maintenance Manual and the instructions and specific recommendations provided by Contractor to Company. Contractor may conduct periodic inspections of the turned-over equipment to ensure that Company is complying with such obligations. It is further acknowledged and agreed that Company shall provide Contractor, at all times, free and clear access to the Facility in order to allow Contractor to perform its obligations under the Contract (including, without limitation, completion and/or repetition of testing, Punchlist Items and warranties).

SECTION 13 – INSURANCE

13.1	Contractor Provided Insurance
Contractor shall:

	(a)	obtain and maintain in full force and effect, at its own cost, the following policies of insurance:
		(i)	Builders All Risk insurance in an amount equal to cover the replacement cost of the Facility, including transit coverage for purchased plant and equipment within the Territories;
(ii)
Public Liability insurance with bodily injury and property damage combined single limits of at least US$1,000,000 per occurrence and US$2,000,000 in the aggregate. Such insurance shall cover liability for bodily injury to third parties or damage to property to third parties arising in connection with the performance of the Work; and

		(iii)	Excess Liability insurance with a single limit of at least US$5,000,000 per occurrence in excess of the limits of the insurance provided in paragraph (ii) above; and
	(b)	procure and maintain such further coverages as Contractor is required to have by any applicable Law.

In the event this insurance or any portion of it becomes commercially unavailable, Company and Contractor shall cooperate to obtain such replacement insurance as may be available and this Contract shall be modified accordingly.

13.2	Company Provided Insurance
Company shall:

	(a)	obtain and maintain in full force and effect, at its own cost, the following policies of insurance:
		(i)	All risks property insurance with a limit in an amount not less than the replacement cost of the Facility plant and equipment the care, custody and control of which has been turned over to Company by Contractor pursuant to this Contract;
(ii)
Public Liability insurance with bodily injury and property damage combined single limits of at least US$1,000,000 per occurrence and US$2,000,000 in the aggregate. Such insurance shall cover liability for bodily injury to third parties or damage to property to third parties arising in connection with the Site or the Facility; and

(iii) Excess Liability insurance with a single limit of at least US$5,000,000 per occurrence in excess of the limits of the insurance provided in paragraph (ii) above; and
	(b)	procure and maintain such further coverages as Company is required to have by any applicable Law.

In the event this insurance or any portion of it becomes commercially unavailable, Company and Contractor shall cooperate to obtain such replacement insurance as may be available and this Contract shall be modified accordingly.

13.3	Policies
	13.3.1	Contractor's insurance shall:

	(a)	name Company and its directors, officers, representatives, employees and agents as additional insureds; [note: name lender too]

(b)
include the following cross-liability clause: "Where more than one party comprises the “Insured,” each of the parties shall, for the purpose of such insurance, be considered as a separate and distinct unit/entity, and the words “the Insured” shall be considered as applying to each party in the same manner as if a separate policy has been issued to each of the said parties. The insurer will provide indemnity to each in the same manner and to the same extent as if a separate policy has been issued to each, provided that the total amount payable in respect of compensation shall not exceed the limits of indemnity";

	(c)	provide that such Contractor's insurance may not be cancelled, non-renewed or materially changed by the insurer without giving sixty (60) Days' prior written notice to Company;

(d)
waive any and all rights of subrogation against Company and its respective directors, officers, representatives, agents and employees, and waive any other right of the insurers to any offset or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any Liability of Company or its directors, officers, representatives, agents and employees; and

(e)
provide that any other insurance maintained by Company and its respective directors, officers, representatives, agents and employees is in excess of such Contractor's insurance and not contributory with it.

	13.3.2	Company's insurance shall:

	(a)	name Contractor, Subcontractors and their respective directors, officers, representatives, employees and agents as additional insureds; [note: name lender too]

(b)
include the following cross-liability clause: "Where more than one party comprises the “Insured,” each of the parties shall, for the purpose of such insurance, be considered as a separate and distinct unit/entity, and the words “the Insured” shall be considered as applying to each party in the same manner as if a separate policy has been issued to each of the said parties. The insurer will provide indemnity to each in the same manner and to the same extent as if a separate policy has been issued to each, provided that the total amount payable in respect of compensation shall not exceed the limits of indemnity";

	(c)	provide that such Company's insurance may not be cancelled, non-renewed or materially changed by the insurer without giving sixty (60) Days' prior written notice to the Contractor;

(d)
waive any and all rights of subrogation against Contractor, Subcontractors and their respective directors, officers, representatives, agents and employees, and waive any other right of the insurers to any offset or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any Liability of Contractor, Subcontractors or their respective directors, officers, representatives, agents and employees; and

(e)
provide that any other insurance maintained by Contractor, any Subcontractors and their respective directors, officers, representatives, agents and employees is in excess of such Company's insurance and not contributory with it.

13.4	Payment of Deductibles
If any of the insurance described above shall have any deductibles, the Party obligated to procure such insurance shall be solely responsible for payment of all such deductible amounts associated with such insurance.

13.5	Evidence of Insurance
Within _______ (___) Days of the Effective Date, each Party shall cause its insurers or agents to provide to the other Party for the other Party’s review and approval certificates of insurance evidencing the policies and terms specified in this Section 13. Notwithstanding the foregoing, Contractor shall be entitled to cause its insurers or agents to provide to Company the certificates of insurance evidencing its builders all risk policy only when the relevant risk arises. Failure by a Party to obtain the insurance coverage or certificates of insurance required by this Section 13 shall not in any way relieve or limit such Party’s obligations and liabilities under this Contract, nor shall the failure of any insurance company for any reason to pay claims accruing with respect to such Party’s insurance, affect, negate or release such Party from any of the provisions of this Contract, including such Party’s indemnity obligations. The insurance coverages to be provided by each Party pursuant to this Section 13 are not intended to, and shall not in any manner, limit or modify such Party’s obligations under this Contract, except to the extent any proceeds of such insurance are applied in satisfaction of such Party’s obligations. If a Party shall fail to procure or maintain its insurances, then the other Party shall have the right (but shall not be obligated) to provide and maintain such insurance at the defaulting Party’s expense and to deduct the cost thereof from any amount or amounts due to the other Party or in the event there are no such amounts due and payable, the defaulting Party shall reimburse the other Party for such costs on demand.

13.6	BONDS
13.6.1
PERFORMANCE, PAYMENTS, AND OTHER BONDS - Contractor shall furnish bond(s) for performance and payment in an amount at least equal to 50% of the Contract Price as security for the faithful performance and payment of contractor’s obligations under the contract Documents. These bonds shall remain in effect until one year after the date when final payment becomes due or until completion of the warranty period as required in Paragraph 10.2, whichever is later, except as provided otherwise by Laws or Regulations or by the Contract Documents. Contractor shall also furnish such other bonds as are required by the Contract Documents.

All bonds shall be in the form prescribed by the Contract Documents except as provided by Laws or Regulations, and shall be executed by such sureties as are named in the current list of “Companies Holding Certificates of Authority as Acceptable Sureties on Federal Bonds and as Acceptable Reinsuring Companies” as published in Circular 570 (amended) by the Financial Management Service, Surety Bond Branch, U.S. Department of the Treasury. All bonds signed by an agent must be accompanied by a certified copy of the agent’s authority to act.

If the surety on any bond furnished by Contractor is declared bankrupt or becomes insolvent or its right to do business is terminated in any state where any part of the Project is located or it ceases to meet the requirements of this paragraph, Contractor shall promptly notify Company and Company’s Representative and shall, within 20 days after the event giving rise to such notification, provide another bond and surety, both of which shall comply with the requirements of this paragraph and Paragraph 13.6.2.

13.6.2
Licensed Sureties and Insurers - All bonds and insurance required by the Contract Documents to be purchased and maintained by Company or Contractor shall be obtained from surety or insurance companies that are duly licensed or authorized in the jurisdiction in which the Project is located to issue bonds or insurance policies for the limits and coverages so required.

13.6.3
Certificates of Insurance - Contractor shall deliver to Company certificates of insurance (and other evidence of insurance requested by Company or any other additional insured) which Contractor is required to purchase and maintain.

	13.6.4	Contractor shall have the right to sunstitute the bonds required herein using a bankable parent company guarantee and letter of credit.

SECTION 14 - DISPUTE RESOLUTION

14.1	Settlement by Mutual Agreement
Company and Contractor desire that this Contract operate between them fairly and reasonably. If during the term of this Contract a dispute arises between Company and Contractor, or one Party perceives the other as acting unfairly or unreasonably, or a question of interpretation arises hereunder, then the Parties shall cause the Company's Representative and Contractor's Representative to promptly confer and exert their good faith efforts to reach a reasonable and equitable resolution of the issue. If Company's Representative and Contractor's Representative are unable to resolve the issue within fourteen (14) Days (within five (5) Days if a payment dispute), the matter shall be referred within two (2) Days of the lapse of such period to the Parties' responsible officers for resolution. Neither Party shall seek resolution by mediation or arbitration of any dispute arising in connection with this Contract until both Parties' responsible officers, who shall be identified by each Party from time to time, have had at least fourteen (14) Days (seven (7) Days if a payment dispute) to resolve the dispute following referral of the dispute to such responsible officers. If the Parties fail to settle such dispute within such period (including a failure to identify their respective responsible officers and make necessary referrals within such period), the provisions of Section 14.2 shall apply unless the Parties agree that the dispute is to be resolved according to the provisions of Section 14.3.

14.2	Mediation
If a dispute under this Contract is not resolved by the Parties pursuant to Section 14.1, upon the request of either Party the Parties shall try in good faith to settle the dispute by nonbinding mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration. Unless otherwise agreed upon by the Parties, the mediation shall be held in __________. Each Party will bear the cost and expense of preparing and presenting its own case (including, but not limited to, its own attorneys' fees and costs of witnesses). Payment of the mediator and other costs and expenses of the mediation will be divided equally among the Parties.

14.3	Pending Disputes

Notwithstanding any provision of this Section 14 to the contrary, either Party may commence litigation within thirty (30) Days prior to the date after which the commencement of litigation could be barred by any applicable statute of limitations or other law, rule, regulation, or order of similar import or in order to request injunctive or other equitable relief in connection with any bankruptcy or insolvency proceeding or otherwise necessary to prevent irreparable harm. In such event, the Parties will (except as may be prohibited by judicial order) nevertheless continue to follow the procedures set forth herein. While any disputes under this Contract are pending, including the commencement and pendency of any of the dispute resolution procedures set forth in this Section 14, the Parties shall abide by all their obligations under this Contract without prejudice to a final determination in accordance with the foregoing provisions of this Section 14.

SECTION 15 - INDEMNIFICATION

15.1	Contractor's Indemnity
Contractor shall defend, indemnify and hold harmless Company and its directors, officers, agents, employees, shareholders and affiliates from any and all Liability or Proceedings arising out of:

(a)
any actual or alleged injury or death of persons or damage to property arising out of the negligence, willful misconduct or default of Contractor, its Subcontractor or their employees in the performance of the Work (except to the extent that the same have been caused by the negligence or default of Company); or

(b)
any actual or alleged infringement of third party intellectual property rights (including patents, copyright or trademark infringement) by reason of the buying or use of any of the Materials or other Work supplied under this Contract (except to the extent cause by the use of the Materials or Work other than consistent with the original purpose for which it is intended or any infringement which is due to the use of the Materials in association or combination with any other plant or items not supplied by Contractor).

15.2	Company's Indemnity
Company shall defend, indemnify and hold harmless Contractor and its Subcontractors and their respective joint venture partners, directors, officers, agents, employees, shareholders and affiliates from any and all Liability or Proceedings arising out of:

(a)
any actual or alleged injury or death of persons or damage to property arising out of the negligence, willful misconduct or default of Company (except only to the extent that the same have been caused by the negligence or default of Contractor or its Subcontractors); or

(b)
any and all environmental related liability or cost arising from or related to the Site, including any actual or alleged injury to persons or property related thereto or any remedial activity (except to the extent the same was caused by the negligence or default of Contractor or its Subcontractors in connection with their performance of the Work).

15.3	Notice and Settlement of Claims
A Party seeking the benefit of an indemnity under this Section 15 shall give the other Party written notice of any claim giving rise to the indemnity promptly after such Party learns of the same. The indemnifying Party may, at its own cost, conduct negotiations for the settlement of such claim and any litigation that may arise therefrom. The Party claiming the benefit of the indemnity shall not make any admission that might be prejudicial to the indemnifying Party unless the indemnifying Party fails to take over the conduct of the negotiations or litigation within a reasonable time after having been so requested. The indemnifying Party shall not settle any indemnified claim without the indemnified Party's prior written approval (not to be unreasonably withheld or delayed). The Party claiming the benefit of the indemnity shall, at the request of the other Party, provide reasonable assistance for the purpose of contesting any such claim or action, and shall be paid all reasonable costs incurred in doing so and shall have the right to have its own counsel, at its expense, participate in the defense and negotiation of the claim or action.

SECTION 16 - ASSIGNMENT

16.1	Assignment by Company
Company may not assign any or all of its obligations, rights, title and/or interest in and to or arising out of or in connection with the Contract without the prior written approval of Contractor, which approval will not be arbitrarily or unreasonably withheld or delayed. Notwithstanding the foregoing, Company may assign its obligations, rights, title and/or interest in and to or arising out of or in connection with the Contract to an Affiliate, without Contractor’s consent. No assignment of Company’s obligations, rights, title and/or interest in and to or arising out of or in connection with the Contract shall relieve Company of any obligation hereunder. . Note: assign to the spe (gp/lp)

16.2	Assignment by Contractor
Contractor may not assign any or all of its obligations, rights, title and/or interest in and to or arising out of or in connection with the Contract without the prior written approval of Company, which approval will not be arbitrarily or unreasonably withheld or delayed. Notwithstanding the foregoing, Contractor may assign its obligations, rights, title and/or interest in and to or arising out of or in connection with the Contract to an Affiliate, without Company’s consent. No assignment of Contractor’s obligations, rights, title and/or interest in and to or arising out of or in connection with the Contract shall relieve Contractor of any obligation hereunder.

16.3	Succession
This Contract shall inure to the benefit of and be binding upon the successors and permitted assigns (as provided for by Sections 16.1 and 16.2) of the Parties. SECTION 17 - SUBCONTRACTORS

17.1	Subcontracts
Subject to Section 17.2, Contractor may enter into Subcontracts for the performance of the Work and shall be solely responsible for the satisfactory performance of the Work and the acts, defaults and omissions of any Subcontractor notwithstanding any review, approval or other action taken by Company with regard to the selection of a Subcontractor hereunder. Contractor shall be responsible for the actions of the Subcontractors in their performance of the Work as if such actions were those of Contractor. The issuance of any Subcontract shall not relieve Contractor of any of its obligations under this Contract. All Subcontracts shall be consistent with and in no way contrary to or inconsistent with any of the terms or provisions of this Contract. No contractual relationship shall exist between Company and any Subcontractor with respect to the Work to be performed hereunder, and no Subcontractor is intended to be or shall be deemed a third-party beneficiary of this Contract. Except as expressly set forth in Section 17.2 below, nothing contained herein shall (a) create any contractual relationship between any Subcontractor and Company or (b) obligate Company to pay or arrange for the payment of any Subcontractor.

17.2	Subcontract Provisions
Contractor shall ensure that Subcontracts made with Major Subcontractors are made in writing. Contractor shall make reasonable efforts to require that each Major Subcontract shall provide that the rights and obligations of Contractor under each such Subcontract are assignable to Company, its successors and assigns upon Company's written request accompanied by proof of source of payment to Major Subcontractor’s satisfaction, following any termination of this Contract.

17.3	Approved Subcontractors

Contractor shall not subcontract any performance of Work at the Site for a price of in excess of $1,000,000, except to Major Subcontractors approved by Company, which approval shall not be arbitrarily or unreasonably withheld. The Subcontractors and vendors appearing on the Approved Subcontractors and Vendors List set forth in Exhibit G have been approved by Company. The Approved Subcontractors and Vendors List attached hereto as Exhibit G is preliminary and may be amended in the following manner. In the case the need arises to add a Major Subcontractor to the Approved Subcontractors and Vendors List, in Contractor's opinion, Contractor shall propose such addition to the Company's Representative in writing identifying the type of Work that could be subcontracted to such Major Subcontractor. Within ten (10) Days after receipt of Contractor's proposal, the Company's Representative shall have the right to advise Contractor of any such potential Major Subcontractors to which it reasonably objects, together with the reasons for objection. Contractor shall not add any potential Major Subcontractor to the list to which the Company's Representative so reasonably objects. If the Company's Representative fails to respond within such ten (10) Day period, Contractor shall have the right to add said potential Major Subcontractor to the list.

SECTION 18 - SUSPENSION

18.1	Right of Company to Suspend Work
Company may suspend performance of the Work by Contractor hereunder, in whole or in part, upon ten (10) Days' prior written notice of such suspension to Contractor. Such suspension shall continue for the period specified in the suspension notice.

18.2	Initial Payments to Contractor
Contractor shall be entitled to payment for Work that has been completed as of the effective date of such suspension or concerning which delivery has been suspended if such suspension has not ceased within ten (10) Days of the effective date of such suspension within thirty (30) Days of the issuance of an invoice therefor by Contractor.

18.3	Extended Suspension
In the event that the duration of the suspensions by Company exceed ninety (90) Days in the aggregate, then Contractor may give notice to the Company's Representative requesting permission to proceed. If permission is not granted within twenty (20) Days of the delivery of such notice, Contractor may terminate its obligations under the Contract by so notifying Company in writing, and Contractor shall be entitled to payments as described in Section 19.2.2.

18.4	Right of Contractor to Suspend
Contractor may suspend performance of the Work hereunder, in whole or in part, upon five (5) Days' prior written notice to Company of such suspension (i) where Company has withheld from payment any amount invoiced by Contractor unless within fifteen (15) Days of the Company's Representative's receipt of any such invoice Company has released such payment or such withheld payment has been deposited into the joint bank account of Company and Contractor with _______________ or otherwise set aside for payment to Contractor in a form acceptable to Contractor pending resolution of the dispute in accordance with the dispute resolution procedures set forth in Section 14 or (ii) the aggregate amount of the Contract Price payments being withheld by Company, whether or not deposited in the above-referenced account, equals _______ Dollars (US$ ________ ). Such suspension shall continue for the period specified in the suspension notice.

18.5	Additional Changes Resulting From Suspensions
Provided that suspension is not necessary by reason of a default on the part of Contractor that has not been corrected, in the event of suspension pursuant to this Section 18 the Contract Price shall be increased by the amount equal to the additional costs reasonably incurred by Contractor as a result of the suspension (including without limitation costs for the purpose of safeguarding, storage, personnel, Subcontractors or rented equipment costs, demobilization and re-mobilization costs and increased costs or charges incurred for rescheduling) and the scheduled dates specified in this Contract, the Schedule, and all other dates and milestones herein by which Contractor's responsibilities are measured shall be adjusted to reflect any delays resulting from such suspension (including without limitation a period equal to the suspension period, a period for demobilization and re-mobilization plus any additional period required). If Contractor shall, solely in consequence of such suspension, be required to perform any obligations under its warranty at a time which exceeds the original schedule for warranty obligations that would have been applied if there were no suspension, the additional cost of complying with the warranty obligations shall be added to the Contract Price.

18.6	Resumption of Work

Upon receipt of notice to resume the Work in accordance with this Contract, Contractor shall examine the Facility and the Work affected by the suspension. Contractor shall make good any deterioration or defect in or loss of such Facility or Work that may have occurred during suspension, and costs incurred in making such examinations and making good and resuming Work shall be added to the Contract Price, all of which Work shall be at Company's expense unless such suspension occurred by reason of a default on the part of Contractor that was not corrected within the time period specified in Section 19.1.

SECTION 19 - TERMINATION

19.1	Termination by Company
19.1.1
Company may terminate the Work after the occurrence of one or more of the following events of default and if, following a written notice from Company to cure such event of default, said event of default continues to exist for ten (10) Days in the circumstances described in (a) below, and thirty (30) Days in the circumstances described in (b) below:

(a) the occurrence of an Insolvency Event involving Contractor; or

(b)
Contractor defaults in its performance under a material provision of this Contract; provided, however, that Company may not terminate this Contract if, after notice of such default and prior to expiration of the thirty (30) Day period set forth above, Contractor has commenced and is diligently pursuing efforts to cure such breach.

19.1.2
In the event of termination as provided in Subsection 19.1.1, Company shall compensate Contractor for all payment milestones achieved plus a pro rata portion of the payment milestone amounts for payment milestones partially achieved as of termination, but Company shall not compensate Contractor for any other costs associated with the termination of the Work. Upon termination and such payment, Contractor shall deliver to Company possession of the Work in its then condition, including Drawings and Specifications and contracts with Subcontractors, and construction supplies dedicated solely to construction of the Facility.

19.1.3
In the event of termination as provided in Section 19.1.1, Company shall have the right, at its sole option, to assume and become liable for any reasonable written obligations and commitments that Contractor may have in good faith undertaken with third parties in connection with the Work, which obligations and commitments are by Law or by their terms assumable by Company and are not covered by the payments made to Contractor under Section 19.1.2. If Company elects to assume any obligation of Contractor as described in this Section 19.1.3, then as a condition precedent to Company's compliance with any subsection of this Section 19, Contractor shall execute all papers and take all other reasonable steps requested by Company that may be required to vest in Company all rights, set-offs, benefits and titles necessary to such assumption by Company of such obligations. Company agrees to indemnify and hold Contractor harmless against any Liability under any obligations assumed by Company pursuant hereto.

19.2	Termination by Contractor
19.2.1
Contractor may terminate the Work after the occurrence of one or more of the following events of default and if, following a written notice from Contractor to Company to cure such event of default, said event of default continues to exist for ten (10) Days in the circumstances described in (a) below, and thirty (30) Days in the circumstances described in (b) below:

	(a)	the occurrence of an Insolvency Event involving Company; or

(b)
Company defaults in its performance under a material provision of this Contract, including the obligation to make any payment hereunder; provided, however, that Contractor may not terminate this Contract if, for all cases except for the obligation to make or complete any payment, after notice of such default and prior to expiration of the thirty (30) Day period set forth above, Company has commenced and is diligently pursuing efforts to cure such breach.

19.2.2
In the event of termination as provided in Section 19.2.1, Company shall pay to Contractor that portion of the Contract Price associated with all payment milestones achieved plus a pro rata portion of the payment milestone amounts for payment milestones partially achieved up to the date of Contractor's receipt of notice of termination plus any costs attributable to and incurred in terminating the Work, including cancellation charges owed to third parties and additional compensation in the amount of __________ percent (____%) for the portion of the Contract Price paid or payable as provided above, but in no event shall the total amount exceed the Contract Price. If all such payments are not received within thirty (30) Days of termination, without derogation from other remedies available to Contractor, the license granted to Company under Section 9.4 shall automatically terminate and be of no further effect.

SECTION 20 – FORCE MAJEURE

20.1	Consequences of Force Majeure
20.1.1
Upon an occurrence of an event of Force Majeure that materially and adversely affects the performance by that Party of its obligations or the enjoyment by that Party of its rights pursuant to this Contract, provided that any such material adverse effect has not occurred due to the material failure of the Party to comply with its obligations hereunder, then:

(a)
the non-performing Party shall use its reasonable efforts to give the other Party within seventy-two (72) hours of such Party learning of the occurrence of such event or circumstance written notice describing the particulars of the occurrence or circumstance;

(b) the non-performing Party shall be excused from performance provided that such excused performance is of no greater scope and of no longer duration than is required by the event of Force Majeure;

(c) the non-performing Party shall use its reasonable efforts to remedy its inability to perform; and

(d)
when the non-performing Party is able to resume performance of its obligations under this Contract, that Party shall use its reasonable efforts to promptly give the other Party written notice to that effect and shall promptly resume performance.

20.1.2
Except for the obligations of either Party to make any required payment then due and owing under this Contract, neither Party shall be liable or any failure or delay in complying with its obligations hereunder to the extent that such failure or delay has been caused, or contributed to, by one or more events of Force Majeure or its or their effects or by any combination thereof. The periods allowed for the performance by the Parties of such obligation(s), including without limitation the Guaranteed Completion Date in the case of Contractor, shall be extended as required, but in no event less than on a Day-for-Day basis, for so long as one or more Force Majeure events continues to affect materially and adversely the performance of such Party of such obligation(s) under or pursuant to this Contract; provided that either Party may immediately terminate this Contract and Company shall pay Contractor the amounts described in Section 19.2.2, deducting from such payment only the unrealized percentage (if any) of the Contract Price, if one or more Force Majeure events delays a Party's performance for a period greater than six (6) Months.

20.2	Adjustments to Dates and Cost

In the event Contractor is delayed or the cost of the Work shall be increased by an event of Force Majeure, Contractor shall be entitled, to an adjustment of the Schedule and the Contract Price shall be increased to reflect the increase in the cost of the Work and added expenses incurred by Contractor for additional interest during construction.

SECTION 21 – CONFIDENTIALITY

21.1	Both Parties to Keep Information Confidential
Company and Contractor shall keep confidential and shall not, without the written consent of the other Party, divulge to any third party Information of the other Party.

21.2	Use of Information
Subject always to Sections 9.1.1, 9.4 and 21.1, Company shall not use any Information of Contractor for any purpose other than the operation and maintenance of the Facility. Similarly, Contractor shall not use any Information received from Company for any purpose other than the design, procurement of the Facility, construction or such other Work as required for the performance of the Contract.

21.3	Exclusions
The obligations of any Party under Section 21.1 shall not apply to Information of the other Party that:

(a) now or hereafter enters the public domain through no fault of the receiving Party;

	(b)	can be proved to have been in the possession of the receiving Party at the time of disclosure and which was not previously obtained, directly or indirectly, from the other Party hereto;

	(c)	otherwise lawfully becomes available to the receiving Party from a third party under no obligation of confidentiality; or

(d)
the receiving Party is required by law or any relevant stock exchange or other competent regulatory authority to publish or otherwise disclose but only to the extent that it is necessary to publish or disclose the same.

21.4	Company Not to Remove Logos
Company shall not remove or detach from the Work or any part thereof any of Contractor’s trademarks, designs, names, logos or markings. SECTION 22 - NOTICES

22.1
All notices and other communications required or permitted by this Contract shall be in writing and delivered by hand (including by messenger or courier) or by airmail post or special courier or by telecopier or facsimile (receipt confirmed), at the addresses or numbers set forth below or at such other addresses or numbers as the Party receiving notice shall subsequently designate by way of replacement by giving ten (10) Days' written notice to the other Party pursuant to this Section:

If to Company:	_____________________________
____________________________
Attention: ____________________
Fax: _________________________

with a copy for
any notice of
claim or dispute
to:	____________________________
____________________________
____________________________
Attention: ____________________
Fax: _________________________

If to Contractor:	Ormat _______________ Inc.
980 Greg Street
Sparks, NV 89431-6039
Attention: President
Fax: 702-356-9039

with a copy for
any notice of
claim or dispute
to:	Perkins Coie LLP
1201 Third Avenue, 40th Floor
Seattle, WA 98101-3099
Attention: Robert E. Giles, Esq.
Fax: 206-583-8500

22.2	Any notice sent by telecopier or facsimile transmission shall be confirmed within two (2) Days after dispatch by notice sent by airmail or special courier.

22.3
Any notice or confirmation of notice sent by airmail or special courier shall be deemed (in the absence of evidence of earlier receipt) to have been delivered ten (10) Days after dispatch and in proving the fact of dispatch, it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and conveyed to the postal authorities or courier service for transmission by airmail or special courier.

22.4	Any notice delivered by hand, facsimile, telecopier or telegram shall be deemed to have been delivered on the date of its dispatch.

22.5	In this Section 22, notices shall include any approvals, consents, instructions, orders, and certificates to be given under the Contract.

SECTION 23 - MISCELLANEOUS

23.1	Governing Law
This Contract and the Exhibits hereto shall in all respects be governed by and construed under the laws of the State of Delaware, without regard to the principles of conflict of laws. The selection of Delaware law shall conclusively be presumed to be a significant, material and reasonable relationship with the State of Delaware and shall be enforced whether or not there are other relationships with the State of Delaware. Any dispute arising under or related to this Agreement shall be resolved by a court of competent jurisdiction of the State of Delaware in the County of New Castle and each party hereby irrevocably and unconditionally submits to such exclusive jurisdiction and venue.

23.2	Construction
This Contract and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Supply Contract and such other documents and instruments shall be construed as though the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Supply Contract or such other documents or instruments.

23.3	Nature of Agreement
Contractor and its Subcontractors shall be independent contractors with respect to the Work, irrespective of whether such Subcontractors are selected or approved by Company, and neither Contractor nor its Subcontractors, nor the employees of either, shall be deemed to be the servants, employees, representatives or agents of Company. This Contract does not create any agency, partnership, joint venture or other joint relationship between Company and Contractor.

Nothing contained in this Contract shall be construed (a) to authorize either Party hereto to act as agent for the other Party or to permit a Party hereto to undertake any contract or other obligation for the other Party or (b) to create any agency, partnership, joint venture or other joint relationship between the Parties.

23.4	Severability
In the event that any of the provisions or portions, or applications thereof, of this Contract become invalid, illegal or unenforceable in any respect under the Law of any jurisdiction, Company and Contractor shall negotiate an equitable adjustment in the provisions of this Contract with a view toward effecting the purpose of this Contract, and the validity and enforceability of the remaining provisions or portions, or applications thereof, shall not be affected thereby.

23.5	Amendments and Waivers
This Contract may not be changed or amended orally, and no waiver hereunder may be oral. Any change or amendment or any waiver of any term or provision of, or consent granted under, this Contract shall only be effective if given in writing and signed by the waiving or consenting Party (or both Parties in the case of a change or amendment).

23.6	Survival
The provisions of Sections 1.4, 2.4, 3.3, 5, 9.1.1, 9.5, 11.4, 11.5, 14, 15, 21, 22 and 23 shall survive termination or expiration of the Contract for whatever reason.

23.7	Counterparts
This Contract may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

23.8	Entire Contract
This Contract sets forth the full and complete understanding of the Parties relating to the subject matter hereof as of the Effective Date and supersedes any and all negotiations, agreements, understandings and representations made or dated prior thereto with respect to such subject matter. This Agreement has been negotiated on an arm’s length basis by the Parties and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

23.9	Waivers
Subject to Section 23.5, no relaxation, forbearance, delay, indulgence or failure by either Party to enforce any of the terms, covenants, conditions or other provisions of this Contract at any time shall in any way prejudice, affect, limit, modify or waive that Party's right thereafter to enforce or compel strict compliance with every term, covenant, condition or other provision hereof, any course of dealing or custom of the trade notwithstanding. No delay or omission on the part of a Party shall operate as a waiver thereof, nor shall any waiver by either Party of any breach of the Contract operate as a waiver of any subsequent or continuing breach of the Contract. IN WITNESS WHEREOF, the Parties have caused this Contract to be executed on the date first above written.

Company:		Contractor:
Ormat Nevada Inc.
_______________________

By:	_______________________	By:	_______________________
Name:	_______________________	Name:	_______________________
Title:	_______________________	Title:	_______________________

Exhibit B
Bridge Loan

Summary of Terms and Conditions

     Set forth below is a summary of the terms and conditions for the Bridge Loan to be used to finance a portion of the Project described in the Binding Letter of Intent to which this Summary is attached. Capitalized terms used in this Summary have the meanings given to them in the Binding Letter of Intent unless otherwise defined herein.

XXIV.     PARTIES

Borrower:	Project SPE.

Guarantor:	US Geothermal, Inc. (.Guarantor.).
Loan Parties Borrower and Guarantor, collectively.

Lender:	Ormat Nevada, Inc. or one of its affiliates (.Lender.).

XXV.     TYPE AND AMOUNT OF CREDIT FACILITY

Type and Amount: .	A multiple advance, non-revolving bridge loan (the Bridge Loan.) in an aggregate amount up to $15.0 million.

Purpose:	The proceeds of the Bridge Loan shall be used to finance a portion of the Project.

Availability:
Advances on the Bridge Loan will be made pursuant to a budget that is subject to Lender’s approval. Advances may include (a) progress payments under the EPC Agreement based upon Borrower submitting a draw request that includes a certificate from Contractor that an EPC Agreement payment milestone has been accomplished and the Contractor's invoice to Borrower with regard thereto and (b) up to $3.0 million for critical Project long-lead construction expenses that have been approved in advance by Lender, in its sole discretion, upon Borrower submitting a certificate to Lender for such expense enclosing such invoices and other documents related thereto requested by Lender describing such expense and Lender having reviewed and approved such draw request. Subject to conditions to advances, Borrower shall be entitled to advances through December 31, 2005; provided, however, Lender may, in its sole discretion, make advances upon Borrower’s request subsequent to December 31, 2005.

Loan Documents:
The documents evidencing the Bridge Loan (the Loan Documents.) may include, without limitation, (a) a loan agreement between Borrower and Lender; (b) a security agreement made from Borrower in favor of and for the benefit of Lender, pursuant to which Borrower will grant a security interest in all of the Loan Parties' ownership interests in the Project and other collateral identified below; (c) a pledge agreement from Guarantor in favor of Lender, pursuant to which Guarantor will grant to Lender a lien on all ownership interests in the Borrower; (d) deeds of trust or mortgages executed by Borrower in favor of Lender, pursuant to which Borrower will grant a security interest in the real property collateral; (e) a promissory note made by Borrower in favor of Lender; (f) a guaranty executed by Guarantor in favor of Lender; (g) an assignment for security purposes of all Project Documents; and (h) third party consents deemed necessary by Lender.

Project Documents:	The Project Documents as that term is used in this
Summary, shall include, among others:
1. The Power Purchase Agreement
2. The Geothermal Leases
3. The EPC Contract
4. The Surface Leases
5. Site License
6. Interconnection Agreement
7. Transmission Agreement

8. Water and Utility Agreements and any other contracts or agreements related to the development, maintenance, repair, operation or use of the Project entered into by any Loan Party, provided that Lender may exclude any such contracts or agreements from Project Documents as determined in Lender’s sole discretion.

XXVI. INTEREST; PAYMENT PROVISIONS

Interest:
The outstanding principal balance of the Bridge Loan shall bear simple interest at the per annum rate of (a) 7 percent through December 31, 2005, (b) 8 percent from January 1, 2006 through March 31, 2006 and (c) 12 percent thereafter. Interest shall be calculated on a 360-day basis for the actual number of days elapsed.

Optional Prepayments:	The Bridge Loan may be prepaid in whole or in part at any time without premium. Optional prepayments of the

Bridge Loan may not be reborrowed. All payments shall be applied in the  following order of priority: (a) to reimbursable costs incurred by Lender,  (b) to accrued interest and (c) to the outstanding principal balance of the  Bridge Loan.

Mandatory Payments:
All outstanding principal and interest on the Bridge Loan and all other charges arising out of the Bridge Loan are due and payable in full on the earlier of (a) March 31, 2006 and (b) the date Borrower closes on construction or any other financing for the Project (the Refinance.). The loan Parties shall use reasonable best efforts to close the finance on or before December 31, 2005.

XXVII. COLLATERAL

The obligations of each Loan Party in respect of the Bridge Loan shall be secured by a perfected first priority security interest and lien in (a) 100 percent of the issued and outstanding ownership interests of Borrower, (b) all of the existing and future tangible and intangible assets of Borrower (including, without limitation, intellectual property, fee and leasehold interests in real property, the Project Documents and all other agreements arising out of or related to the Project) and (c) all assets arising out of or in any way related to the acquisition, construction or operation of the Project. The security interests to be granted to Lender shall be evidenced by, among other documents, the Loan Documents.

XXVIII. CERTAIN CONDITIONS

Initial Conditions:
The availability of the Bridge Loan shall be conditioned upon the satisfaction on or before the Expiration Date of conditions precedent usual for facilities and transactions of this type, including, without limitation, the conditions set forth below, and customary corporate and document delivery requirements (the date upon which all such conditions precedent shall be satisfied and the initial funding under the Bridge Loan is advanced, the Closing Date.):

1. Each Loan Party shall have executed and delivered satisfactory definitive Loan Documents with respect to the Bridge Loan and all conditions to the initial borrowings thereunder shall have been satisfied.

2. Borrower shall be a bankruptcy remote special purpose entity and Lender shall have received and approved all organizational documents creating Borrower, as well as a non-consolidation opinion for Borrower’s legal counsel in a form acceptable to Lender.

3. At Lender’s option, Lender shall have completed and, in Lender’s sole discretion, confirmed its approval in writing and in its sole discretion of a due diligence review of all aspects of the

Project prior to the Expiration Date, including, without limitation, review and approval of a feasibility study, any existing engineering report, resource report and all governmental and third party approvals and contracts necessary or desirable to the construction and operation of the Project. Lender shall have no obligation to continue with its due diligence investigation or negotiations regarding the Loan Agreements if, at any time, the results of its due diligence investigations are not satisfactory to Lender in its sole discretion.

4. Lender shall have been paid for all reasonable out of- pocket expenses of Lender arising out of or related to the Bridge Loan and any amendment or waiver with respect thereto (such as costs of title insurance, recording fees and filing fees, but excluding Lender’s attorneys. fees) required to be paid for which invoices have been presented, on or before the Closing Date.

5. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that has or could reasonably be expected to have a material adverse effect on Borrower, Guarantor or the Project.

6. Lender shall have received satisfactory projections for the Project through the date of the expiration of the Power Purchase Agreement.

7. Lender shall have received the results of a recent lien search in each relevant jurisdiction with respect to Borrower and Guarantor, and such search shall reveal no liens on any of the assets of Borrower or any portion of the Project assets.

8. All documents and instruments required to perfect Lender’s first priority security interest in the collateral under the Bridge Loan shall have been executed and be in proper form for filing, and, in connection with the real estate collateral, Lender shall have received satisfactory title insurance policies, surveys and other customary documentation to the extent reasonably requested by it with exceptions acceptable to Lender.

9. Lender shall have received satisfactory insurance certificates with respect to all required insurance.
10. Lender shall be satisfied with respect to existing and potential environmental liabilities related to the Project.

11. Lender shall have received such legal opinions (including opinions (i) from counsel to Loan Parties and (ii) from such special and local counsel as may be required by Lender), documents and other instruments as are customary for transactions of this type or as Lender may reasonably request, all in a form acceptable to Lender.

12. There shall not have occurred a material adverse change in Borrower, Guarantor or with respect to the Project.

On-Going Conditions:
The making of each advance under the Bridge Loan shall be conditioned upon, among others, (a) the accuracy in all material respects of all representations and warranties in Loan Documents with respect to the Bridge Loan (including, without limitation, the material adverse change and litigation representations), (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit, and (c) Lender’s approval in Lender’s sole discretion. As used herein a .material adverse change. shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, operations, property, condition (financial or otherwise) or prospects of Borrower, Guarantor or the acquisition, construction or operation of the Project or (ii) the validity or enforceability of any of the Credit Documentation or the rights and remedies of Lender thereunder.

XXIX. CERTAIN DOCUMENTATION MATTERS

The Loan Documents shall contain representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by Lender, including, without limitation:

Representations and
Warranties:
Financial statements (including pro forma financial statements); absence of liabilities; no material adverse change; organizational existence; compliance with law; power and authority; enforceability of Loan Documents and Project Documents; no conflict with law or contractual obligations; no material litigation; no default under the Loan Documents or the Project Documents; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; ERISA; Investment Company Act; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; creation and perfection of security interests; use of proceeds; and no other credit facilities.

Affirmative Covenants:
Delivery of financial statements, reports (including, without  limitation, Project progress reports, reports on the status of  Borrower’s search for Project financing, accountants letters,  projections, officers. certificates and other information requested  by Lender; payment of taxes and other obligations; continuation of business and maintenance of existence and material rights and privileges, including all Project Documents; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of Lender to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property); and agreement to complete the Refinance.

Negative Covenants:
Limitations on: indebtedness (including guarantee obligations); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of ownership interests; capital expenditures; placement fees; investments, loans and advances; payments and modifications of subordinated and other debt instruments; transactions with affiliates; and sale- leasebacks.

Events of Default:
Nonpayment of principal, interest, fees or other amounts when due; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to material indebtedness; default under any Project Documents; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee, security document or subordination provisions; and a change of control or Guarantor or any transfer or other disposition of ownership interests of Borrower.

Remedies
Lender may also provide one or more extension of the Bridge Loan due date, which extensions shall not operate as a waiver of any rights or remedies with respect to the Bridge Loan. Remedies customary for transactions of this type as Lender may reasonably request, which shall include all remedies provided under the Uniform Commercial Code, the real property laws of the State of Idaho, as well as an agreement between Lender and the Loan Parties that at Lender's option if the Bridge Loan is not repaid in full by March 31, 2006, the Project will be auctioned as follows:

☐ Lender shall select, in its sole discretion, a capable auctioneer from among any law firm, accounting firm, investment bank or other organization with suitable experience to act as the auctioneer for some or all of the collateral.

☐ Lender shall establish the terms and conditions for the auctioneer's conduct of the auction, including the process for determining qualified bidders for the collateral.

☐ Lender shall determine the winning bidder or bidders based on its assessment of the overall qualifications of the bidders. The winning bidder or bidders need not be the highest bidder or bidders.

☐ Lender may credit bid at any such auction and may credit bid  any amount up to the outstanding amount of principal and interest  on the Bridge Loan as of the date of the auction.  Lender shall negotiate and approve the documents effecting the  sale of the collateral pursuant to such auction.

Expenses and Indemnification:
Borrower shall pay (a) all reasonable out-of-pocket expenses of  Lender arising out of or related to the Bridge  Loan and any amendment or waiver with respect thereto  (excluding Lender’s attorneys. fees) and (b) all out-of pocket  expenses of Lender (including the fees, disbursements and other  charges of counsel) in connection with the enforcement of the  Credit Documentation.  Lender (and its affiliates and their respective officers, directors,  employees, advisors and agents) will have no liability for, and will  be indemnified and held harmless against, any losses, claims,  damages, liabilities or expenses incurred in respect of the financing  contemplated hereby or the use or the proposed use of proceeds  thereof, except to the extent they are found by a final, non-  appealable judgment of a court to arise from the gross negligence  or willful misconduct of the relevant indemnified person.

Governing Law and Forum:	New York, except to the extent that Idaho governs real property collateral documents.